Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMERICAS SILVER CORPORATION

- and -

R MERGER SUB, INC.

- and -

PERSHING GOLD CORPORATION

September 28, 2018

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Currency	20
1.3	Interpretation Not Affected by Headings	20
1.4	Extended Meanings, Etc.	21
1.5	Date of any Action; Computation of Time	21
1.6	Schedules	22

Article 2 THE MERGER		22

2.1	The Merger	22
2.2	Implementation Steps by the Company	24
2.3	Implementation Steps by the Purchaser	24
2.4	Effect of the Merger on Capital Stock	24
2.5	Exchange Procedures	26
2.6	Adjustments	28
2.7	Company Proxy Statement and Form F-4 Registration Statement	28
2.8	Company and Purchaser Meetings	32
2.9	List of Securityholders	35
2.10	Securityholder Communications	36
2.11	Company Options	37
2.12	Company RSUs	37
2.13	Company Warrants	37
2.14	Payment of Consideration	38
2.15	Withholding Taxes	38
2.16	Dissenting Shareholders	38

Article 3 REPRESENTATIONS AND WARRANTIES		39

3.1	Representations and Warranties of the Company	39
3.2	Representations and Warranties of the Purchaser and Acquireco	40
3.3	Survival of Representations and Warranties	40

Article 4 COVENANTS		40

4.1	Covenants of the Company	40
4.2	Access to Information	48
4.3	Covenants of the Company in respect of the Merger	49
4.4	Covenants of the Purchaser in Respect of the Merger	50
4.5	Covenants of Purchaser Regarding Conduct of Business	51
4.6	Mutual Covenants	54
4.7	Covenants Related to Regulatory Approvals	55
4.8	Resignations of Board and Senior Management	57
4.9	Indemnification and Insurance	58
4.10	Intentionally Omitted.	58
4.11	Control of Business	58
4.12	Tax Treatment of the Merger	58

Article 5 ADDITIONAL AGREEMENTS		59

5.1	Company Acquisition Proposals	59
5.2	Company Termination Fee	65
5.3	Reserved.	67
5.4	Other Expenses	67

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Article 6 TERMINATION		67

6.1	Termination	67
6.2	Void upon Termination	69
6.3	Notice and Cure Provisions	70

Article 7 CONDITIONS PRECEDENT		71

7.1	Mutual Conditions Precedent	71
7.2	Additional Conditions Precedent to the Obligations of the Company	72
7.3	Additional Conditions Precedent to the Obligations of the Purchaser	73

Article 8 GENERAL		75

8.1	Notices	75
8.2	Notices deemed given	76
8.3	Assignment	77
8.4	Benefit of Agreement	77
8.5	Third Party Beneficiaries	77
8.6	Time of Essence	77
8.7	Public Announcements	77
8.8	Anti-Takeover Statutes	78
8.9	Section 16 Matters	78
8.10	Governing Law; Attornment	78
8.11	Entire Agreement	79
8.12	Amendment	80
8.13	Waiver and Modifications	80
8.14	Severability	81
8.15	Mutual Interest	81
8.16	Further Assurances	81
8.17	Remedies	82
8.18	Injunctive Relief	82
8.19	No Personal Liability	82
8.20	Waiver of Jury Trial	82
8.21	Counterparts	83

Schedule A	ARTICLES OF INCORPORATION	A-1
Schedule B-1	MERGER RESOLUTION	B-1-1
Schedule B-2	PURCHASER MEETING RESOLUTIONS	B-2-1
Schedule C-1	FORM OF COMPANY SUPPORT AGREEMENT	C-1-1
Schedule C-2	FORM OF PURCHASER SUPPORT AGREEMENT	C-2-1
Schedule D	PURCHASER PREFERRED STOCK TERMS	D-1
Schedule E	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	E-1
Schedule F	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUIRECO	F-1
Schedule G	RETENTION AGREEMENTS	G-1

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT dated September 28, 2018.

BETWEEN

Americas Silver Corporation, a corporation incorporated under the Canada Business Corporations Act

(the “Purchaser”)

- and -

R Merger Sub, Inc., a corporation existing under the Laws of the State of Nevada

(“Acquireco”)

- and -

Pershing Gold Corporation, a corporation existing under the Laws of the State of Nevada

(the “Company”).

WHEREAS:

A.	Acquireco is a wholly-owned subsidiary of the Purchaser established for the purposes of participating in the transactions described herein, including the Merger (as defined herein);

B.	Pursuant to the Merger and as provided in this Agreement, Acquireco proposes to acquire all of the outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) and all of the outstanding shares of the Company’s Series E convertible preferred stock, par value $0.0001 per share (the “Company Preferred Stock”) and the Parties intend that Acquireco be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

C.	The board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Stockholders (as defined herein), and declared it advisable, to enter into this Agreement with the Purchaser and Acquireco; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Company Stockholders; in each case, in accordance with the Laws of the State of Nevada;

D.	The board of directors of the Acquireco (the “Acquireco Board”) has unanimously: (a) determined that it is in the best interests of Acquireco and the Purchaser, as its sole stockholder, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Purchaser, as its sole stockholder; in each case, in accordance with the Laws of the governing jurisdictions;

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E.	The board of directors of the Purchaser (the “Purchaser Board”) has unanimously: (a) determined that it is in the best interests of Purchaser and its shareholders and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Laws of the governing jurisdictions; and

F.	The Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the Debenture and also to prescribe certain terms and conditions to the Merger.

NOW THEREFORE in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

Article 1

INTERPRETATION

1.1	Definitions

In this Agreement including the Schedules and recitals hereto, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith the following terms shall have the following meanings and grammatical variations thereof shall have the respective corresponding meanings:

“Aboriginal Claim” means any claim, written assertion or demand, whether proven or unproven, made by any Aboriginal Peoples with respect to Aboriginal title, Aboriginal rights, treaty rights or any other Aboriginal interest;

“Aboriginal Information” means any and all written documents or electronic and other communications and any oral communications respecting Aboriginal Claims, the issuance of any Permit that involves Aboriginal Claims and the duty to consult Aboriginal Peoples;

“Aboriginal Peoples” means any aboriginal peoples of the United States or Mexico, including Native Americans, including any Tribes in Nevada, and any group of aboriginal peoples, including Tribal Councils;

“ACA” has the meaning ascribed thereto in Section 1.10(j) of Schedule E;

“Acceptable Confidentiality Agreement” means, with respect to the Company, with respect to any third party (other than the Purchaser) a confidentiality agreement between the Company and such third party that, taken as a whole, is substantially similar to, and no less favourable to the Company than the Confidentiality Agreement (including with respect to standstill provisions).

“Acquireco” has the meaning ascribed thereto in the preamble;

“Acquireco Board” has the meaning ascribed thereto in the recitals;

“Acquireco Common Stock” has the meaning ascribed thereto in Section 2.4(f);

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“Acquisition Agreement” means any letter of intent, term sheet, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding with respect to any Company Acquisition Proposal, but does not include an Acceptable Confidentiality Agreement;

“affiliate” means, as to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through a substantial or majority ownership of voting securities, by Contract or otherwise;

“Agreement” means this Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Antitrust Laws” means together, the HSR Act and any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition;

“Articles of Merger” has the meaning ascribed thereto in Section 2.1(d);

“Book-Entry Share” has the meaning ascribed thereto in Section 2.4(e);

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario, New York, New York or Denver, Colorado are authorized or required by applicable Law or other governmental action to be closed;

“Canadian Securities Authorities” means the securities commissions or similar securities regulatory authority in each of the provinces and territories of Canada;

“Canadian Securities Laws” means all applicable Canadian provincial and territorial securities legislation, and the rules and regulations thereunder, together with all applicable published instruments, notices and orders of the Canadian Securities Authorities and the rules and policies of the TSX;

“Capitalization Date” has the meaning ascribed thereto in Section 1.2(a) of ;

“Certificate” has the meaning ascribed thereto in Section 2.4(e);

“Certificate of Designation” means the Certificate of Designation of Series E Convertible Preferred Stock of the Company dated August 7, 2013;

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq.;

“CFIUS” means the Committee on Foreign Investment in the United States;

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“CFIUS Approval” means: (i) the Purchaser and the Company shall have received a written notification from CFIUS that it has determined that (A) the transaction contemplated by this Agreement (including the Merger) is not a covered transaction under Section 721; or (B) it has concluded its review (and any applicable investigation) under Section 721 and has determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement (including the Merger), (ii) the parties shall have received a decision by the President of the United States not to suspend, restrict, prohibit or otherwise place any conditions on the transactions contemplated by this Agreement, or (iii) the President of the United States, having received a report from CFIUS, has not taken any action within 15 days after having received such report;

“Charter Documents” means the articles of incorporation (including certificate of designations), by-laws, or like constating or organizational documents, each as amended to date;

“Closing” has the meaning ascribed thereto in Section 2.1(b);

“Closing Date” has the meaning ascribed thereto in Section 2.1(c);

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 through 607, inclusive of ERISA;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“commercially reasonable efforts” with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without the payment of a material amount of money or the incurrence of any material liability, expense or obligation;

“Common Stock Consideration” has the meaning ascribed thereto in Section 2.4(a);

“Company” has the meaning ascribed thereto in the preamble;

“Company 2010 Equity Incentive Plan” means the Company’s 2010 Equity Incentive Plan dated September 20, 2010;

“Company 2012 Equity Incentive Plan” means the Company’s 2012 Equity Incentive Plan dated February 9, 2012;

“Company 2013 Equity Incentive Plan” means the Company’s 2013 Equity Incentive Plan dated February 12, 2013, as amended on October 7, 2016, and as amended and restated on April 29, 2018;

“Company Acquisition Proposal” means, at any time after the entering into of this Agreement, whether or not in writing and whether in a single transaction or in a series of related transactions, any proposal or offer, or public announcement of an intention to make a proposal or offer with respect to:

(a)	any direct or indirect acquisition, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in any person or group of persons other than the Purchaser (or any affiliate of the Purchaser) beneficially owning shares of Company Stock (or securities convertible into or exchangeable or exercisable for shares of Company Stock) representing 20% or more of the shares of Company Stock then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for shares of Company Stock);

(b)	any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction in respect of the Company or any of its subsidiaries;

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(c)	any direct or indirect acquisition by any person or group of persons of any assets of the Company or one or more of the Company’s subsidiaries which represents individually or in the aggregate 20% or more of the consolidated assets of the Company;

(d)	any direct or indirect sale, issuance or acquisition of voting or equity interests in one or more of the Company’s subsidiaries (including shares or other equity interest of subsidiaries) that constitute or hold 20% or more of the fair market value of the assets of the Company and its subsidiaries (taken as a whole), based on the financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record; or

(e)	any direct or indirect sale, disposition, lease, license, royalty, alliance or joint venture, long-term supply agreement or other arrangement having a similar economic effect as (a) to (d) above, whether in a single transaction or a series of related transactions by the Company or any of its subsidiaries;

in each case, excluding the Merger and the other transactions contemplated by this Agreement;

“Company Balance Sheet Date” means December 31, 2017;

“Company Board” has the meaning ascribed thereto in the recitals;

“Company Board Fairness Opinion” means the opinion of the Company Board Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the Company Stockholders under the Merger is fair, from a financial point of view, to the Company Stockholders;

“Company Board Financial Advisor” means Canaccord Genuity Corp.;

“Company Budget” means the monthly Company budget and plan from October 1, 2018 through March 31, 2019, as attached as Schedule 1.1 of the Company Disclosure Letter;

“Company Change of Recommendation” has the meaning ascribed thereto in Section 6.1(c);

“Company Common Stock” has the meaning ascribed thereto in the recitals;

“Company Common Stockholder” means a holder of one or more shares of Company Common Stock;

“Company Contractor” has the meaning ascribed thereto in Section 1.10(k) of Schedule E;

“Company Diligence Information” means, collectively, the materials posted on the Data Site as of 5:00 p.m. (Denver time) on September 27, 2018;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to and accepted by the Purchaser prior to the execution of this Agreement;

“Company Employee” has the meaning ascribed thereto in Section 1.10(k) of Schedule E;

“Company Equity Incentive Plans” means the Company 2010 Equity Incentive Plan, the Company 2012 Equity Incentive Plan, the Company 2013 Equity Incentive Plan and the Company Individual Equity Incentive Plans;

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“Company Equity Securities” has the meaning ascribed thereto in Section 1.2(b)(vi) of Schedule E;

“Company Financial Statements” has the meaning ascribed thereto in Section 1.7(a)(i) of Schedule E;

“Company Individual Equity Incentive Plans” means the option agreements entered into individually with certain recipients, including those incorporating the terms of the Company 2012 Equity Incentive Plan;

“Company Information Security” has the meaning ascribed thereto in Section 1.18(a) of Schedule E;

“Company Insurance Policies” has the meaning ascribed thereto in Section 1.20(a) of Schedule E;

“Company Key Regulatory Approvals” has the meaning ascribed thereto in Section 1.4(a) of Schedule E;

“Company Leased Claims” has the meaning ascribed thereto in Section 1.15(d) of Schedule E;

“Company Leased Real Property” has the meaning ascribed thereto in Section 1.14(a)(ii) of Schedule E;

“Company Material Adverse Effect” means any result, fact, change, condition, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, conditions, effects, events, circumstances, occurrences or developments, has a material and adverse effect on the current or future business, operations, results of operations, assets or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada or the United States;

(b)	any outbreak or escalation of war or any act of terrorism;

(c)	general conditions in the industry in which the Company and its subsidiaries operate;

(d)	any natural disasters or acts of God;

(e)	any change in Laws;

(f)	any change affecting securities or commodity markets in general;

(g)	any change relating to currency exchange, interest rates or rates of inflation;

(h)	any change in U.S. GAAP;

(i)	the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Company’s securities);

(j)	matters disclosed to the Purchaser in the Company Disclosure Letter; or

(k)	actions required to be taken by the Company under this Agreement,

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provided, however, the exclusion resulting from operation of each of clauses (a) through (h) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Company and its subsidiaries, taken as a whole, or materially disproportionately adversely affect the Company and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which the Company and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Company Material Adverse Effect has occurred;

“Company Material Contract” has the meaning ascribed thereto in Section 1.11(a) of Schedule E;

“Company Meeting” means the special meeting of the Company Stockholders, including any adjournment or postponement thereof, to be called and held for the purpose of considering and, if thought fit, approving the Merger Resolution;

“Company Operations” has the meaning ascribed thereto in Section 1.14(a)(viii) of Schedule E;

“Company Optionholder” means a holder of one or more Company Options;

“Company Options” means, at any time, options to acquire shares of Company Common Stock granted pursuant to the Company Equity Incentive Plans, which are, at such time, outstanding and unexercised, whether or not vested;

“Company Owned Real Property” has the meaning ascribed thereto in Section 1.14(a)(i) of Schedule E;

“Company Permits” means all Permits, licenses, registrations, variances, consents, commissions, franchises, exemptions, Orders, clearances, authorizations and approvals from Governmental Authorities owned or held by the Company and its subsidiaries required to conduct their businesses or to use and occupy each Company Property for the business currently being conducted thereon;

“Company Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses, (e) any right of way or easement related to public roads and highways, which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (g) any reservations or exceptions contained in the original grants of land (excluding any royalties) or by applicable statute or the terms of any lease in respect of any portion of the Company Properties or comprising any portion of the Company Properties; (h) minor discrepancies in the legal description or acreage of or associated with the Company Properties or any adjoining properties which would be disclosed in an up to date survey and any registered easements and registered restrictions or covenants that run with the land which do not materially detract from the value of, or materially impair the use of the Company Properties for the purpose of conducting and carrying out mining operations thereon; (i) Liens or other rights granted by the Company or any of its subsidiaries to secure performance of statutory obligations or regulatory requirements (including reclamation obligations); (j) equipment leases or purchase money security interests; (k) the existing royalties as specified in Section 1.14(iii) of Schedule E; (l) in the case of Unpatented Claims, the paramount title of the United States, and the obligations under the General Mining Law of 1872 and regulations pertaining to the same, and the various regulations of the United States Forest Service and the Bureau of Land Management, as well as the various Company Permits, and any rights of third parties to use the surface or subsurface of the lands covered by the Unpatented Claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955; (m) Liens as a result of any judgment or order rendered or claim filed against a person which is being contested in good faith by proper legal proceedings (and as to which any enforcement proceedings shall have been suspended by operation of law or stayed pending an appeal or other proceeding) and for which appropriate reserves in accordance with U.S. GAAP have been established to the extent required by U.S. GAAP; (n) any rights of set-off with respect to any deposit account of the Company or any of its subsidiaries in favour of the financial institution at which such deposit account is maintained and not constituting a financing transaction; and (o) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate;

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“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors, independent contractors or consultants, that is: (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); (iii) a stock option, stock purchase, restricted stock, stock appreciation right, restricted stock unit, dividend equivalent or other stock-based agreement, program or plan; or (iv) a bonus, incentive, deferred compensation, savings, profit-sharing, pension, retirement, cash balance, post-retirement, vacation, severance or termination pay, medical, dental, vision or other health, short- or long-term disability, life, long term care, employee assistance, education, relocation, benefit or fringe-benefit plan, program, policy, or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute to or has or may have any liability;

“Company Preferred Stock” has the meaning ascribed thereto in the recitals;

“Company Preferred Stockholder” means a holder of one or more shares of Company Preferred Stock;

“Company Properties” has the meaning ascribed thereto in Section 1.14(a)(ii) of Schedule E;

“Company Proxy Statement” means the notice of meeting of stockholders and accompanying Company proxy statement (including all schedules, appendices and exhibits thereto) to be sent to Company Stockholders in connection with the Company Meeting, including any amendments or supplements thereto in accordance with the terms of this Agreement;

“Company Public Disclosure Record” means all documents filed or furnished under applicable Securities Laws by or on behalf of the Company on SEDAR or EDGAR between January 1, 2017 and the date hereof;

“Company Real Property Leases” has the meaning ascribed thereto in Section 1.14(a)(v) of Schedule E;

“Company Recommendation” has the meaning ascribed thereto in Section 4.3(a)(i)(C);

“Company Restricted Stock” means, at any time, then outstanding restricted shares of common stock issued by the Company;

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“Company RSU Holder” means a holder of any Company RSUs;

“Company RSUs” means, at any time, restricted stock units (including performance-vested restricted stock units) awarded under the Company Equity Incentive Plans, which are, at such time, outstanding and unexercised, whether or not vested;

“Company SAR” means a stock appreciation right of the Company.

“Company Significant Shareholders” means, collectively, Barry Honig, his controlled companies and trusts and each of them a “Company Significant Shareholder”;

“Company Significant Shareholder Support Agreements” means the voting and support agreements, dated effective on or before the date hereof between the Purchaser and each of the Company Significant Shareholders, in form and substance satisfactory to the Purchaser, which agreements provide that such shareholder shall, among other things:

(a)	vote all Company Common Stock and Company Preferred Stock, which they are the registered or beneficial holder or over which they have control or direction, in favour of the Merger; and

(b)	not dispose of their securities of the Company, except pursuant to the Merger;

“Company Stock” means the Company Common Stock and Company Preferred Stock;

“Company Stockholder” means the Company Common Stockholders and Company Preferred Stockholders;

“Company Superior Proposal” means an unsolicited Company Acquisition Proposal made in writing on or after the date of this Agreement by a person or persons acting jointly (other than the Purchaser and its affiliates) that:

(a)	is to acquire:

(i)	all of the outstanding shares of Company Stock (on a fully diluted basis), other than shares of Company Stock beneficially owned by the person making such Acquisition Proposal; or

(ii)	all or substantially all of the assets of the Company on a consolidated basis;

(b)	complies with Securities Laws and other applicable Laws;

(c)	did not result from a breach of Article 5;

(d)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(e)	is not subject to approval by the board of directors or the equivalent of the third party, is not subject to the third party receiving a fairness opinion or similar evaluation, and is not subject to a due diligence condition;

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(f)	the Company Board or a committee thereof has determined in good faith, and after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Stockholders from a financial point of view than the Merger (taking into account any amendment proposed to be made to this Agreement by the Purchaser in accordance with the terms of Article 5) and the failure to recommend such Company Acquisition Proposal would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g)	the Company Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory, anticipated timing, conditions (including the availability of funds or other consideration necessary for the consummation of such Company Acquisition Proposal and prospects for completion of such Company Acquisition Proposal) and other aspects of such Company Acquisition Proposal and the person making such Company Acquisition Proposal; and

(h)	if the Company does not have sufficient funds that are immediately available to pay the Company Termination Fee and repay any amount payable under the Debenture, the terms of such Company Superior Proposal provide that the maker of such Company Superior Proposal will advance or otherwise provide to the Company the cash required in order to pay the Company Termination Fee and amounts payable under the Debenture prior to the date on which such Company Termination Fee and Debenture repayment is to be paid.

“Company Support Agreements” means the voting and support agreements, dated effective on or before the date hereof between the Purchaser and each of the Directors and each of the Named Executive Officers in substantially the form attached hereto as Schedule C-1, which agreements provide that such director, officer and/or shareholder shall, among other things:

(a)	vote all Company Common Stock and Company Preferred Stock which they are the registered or beneficial holder or over which they have control or direction, in favour of the Merger; and

(b)	not dispose of their securities of the Company, except pursuant to the Merger;

“Company Technical Report” means the technical report filed on SEDAR by the Company titled “Technical Report and Feasibility Study for the Relief Canyon Project, Pershing County, Nevada, U.S.A.” with an effective date of May 24, 2018;

“Company Termination Fee” has the meaning ascribed thereto in Section 5.2(b);

“Company Termination Fee Event” has the meaning ascribed thereto in Section 5.2(a);

“Company Unpatented Claims” has the meaning ascribed thereto in Section 1.15(b) of Schedule E;

“Company Voting Debt” has the meaning ascribed thereto in Section 1.2(c) of Schedule E;

“Company Warrantholder” means a holder of one or more Company Warrants;

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“Company Warrants” means, at any time, warrants to acquire shares of Company Stock, which are, at such time, outstanding and unexercised;

“Company Water Rights” has the meaning ascribed thereto in Section 1.15(h) of Schedule E;

“Confidentiality Agreement” means the non-disclosure and standstill agreement dated as of September 28, 2017, as amended, between the Company and the Purchaser;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which the Company, or any of its subsidiaries, is a party or by which the Company, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Data Room Information” means, with respect to the Company, the information and documents listed in the index of documents contained in the Data Site attached to the Company Disclosure Letter;

“Data Site” means, with respect to the Company, the material contained in the virtual data room “PGLC Data Room” powered by Firmex Inc., the index of documents of which is appended to the Company Disclosure Letter;

“Debenture” means that certain secured convertible debenture with an effective date on or about October 1, 2018, by and between the Purchaser and the Company pursuant to which the Purchaser will make available to the Company a secured convertible loan in the aggregate principal amount of up to $4.0 million;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing shares of Company Stock for the Merger Consideration in connection with the Merger;

“Directors” means each of the directors of the Company;

“EDGAR” means the system for Electronic Data Gathering, Analysis and Retrieval maintained by the SEC;

“Effective Time” has the meaning ascribed thereto in Section 2.1(d);

“Enforceability Limitations” means the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource);

“Environmental Authorizations” means certificates of authorization, authorizations, Permits, consents, agreements (including any sewer surcharge agreement), instructions, directions or registrations issued, granted, conferred or required by any Government Authorities with respect to any Environmental Laws.

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“Environmental Laws” means Laws relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public health and safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, to air, surface water and groundwater; and all other Laws relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any person, any other person that, together with such first person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code;

“Exchange Ratio” has the meaning ascribed thereto in Section 2.4(c);

“Exchanges” means, collectively, the TSX, NYSE American, and the NASDAQ;

“Fair Market Value” means the closing price of the Company Common Stock, or Purchaser Shares, as the case may be, on the last trading day prior to the date on which Fair Market Value is to be determined;

“Galena Complex” means the property that is subject of the Americas Silver Corporation Technical Report on the Galena Complex, Shoshone County, Idaho, USA” with an effective date of December 23, 2016;

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, minister, agency, commission, commissioner, bureau, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX, NYSE American, the NASDAQ or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing (including, without limitation, CFIUS);

“Hazardous Substances” means any element, waste or other substance, including an odour, a sound or a vibration, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Laws pertaining to health and safety or Environment Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, equipment and material containing polychlorinated biphenyls, mould, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee and the former Standing Interpretations Committee;

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 4.9(a);

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“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; (f) Internet domain name registrations; and (g) other intellectual property and related proprietary rights;

“Intervening Event” means a material event, fact, circumstance, development or occurrence that was not known to or by the Company Board, as of or prior to the date hereof (or if known, the magnitude or material consequences of which were not reasonably foreseeable by the Company Board as of or prior to the date hereof), which event, fact, circumstance, development or occurrence becomes known (or the magnitude or material consequences thereof become known if not reasonably foreseeable by the Company Board prior to the date hereof) to or by the Company Board prior to the Company Meeting; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock or Purchaser Shares (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (c) the fact that the Company meets or exceeds any internal or published forecasts or projections for any period; (d) the reasonably foreseeable consequences of the announcement of this Agreement; (e) or any event, fact or circumstance relating to or involving the Purchaser;

“Intervening Event Notice” has the meaning ascribed thereto in Section 5.1(l)5.1(l);

“Intervening Event Notice Period” has the meaning ascribed thereto in Section 5.1(l);

“IRS” means the United States Internal Revenue Service;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company directly or indirectly holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary of any such entity;

“Key Consents” means those consents, approvals and notices required from any or to third party under any Contracts or as otherwise required to proceed with the transactions contemplated by this Agreement, each as set out in Schedule 1.4(a) of the Company Disclosure Letter;

“Knowledge” means, when used with respect to an entity, the actual knowledge of any officer or director, after reasonable inquiry and, when used with respect to an individual, the actual knowledge of such individual, after reasonable inquiry;

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“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Legal Action” means claims, actions, suits, arbitrations, mediations, audits, hearings, inquiries, proceedings or investigations wheresoever commenced or prosecuted, including, without restriction, any claim, action, suit, arbitration, mediation, audit, hearing, inquiry, proceeding, notice of violation or investigation under Environmental Laws;

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, known or unknown, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or IFRS);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litigation” has the meaning ascribed thereto in Section 4.1(k);

“Material Contract” means, with respect to the Company, Company Material Contract, and, with respect to the Purchaser, Purchaser Material Contract;

“Merger” has the meaning ascribed thereto in Section 2.1(a);

“Merger Consideration” has the meaning ascribed thereto in Section 2.4(d);

“Merger Resolution” means the special resolution approving the Merger to be considered and, if thought fit, passed by Company Common Stockholders and Company Preferred Stockholders (voting as one class) and the Company Preferred Stockholders (voting as a separate class) in accordance with the NRS 92A.120 and the Company’s Charter Documents, such resolution to be considered at the Company Meeting and to be substantially in the form and content of Schedule B-1 hereto;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, together with the Companion Policy thereto, as issued by the applicable Canadian Securities Administrators and as amended from time to time;

“Money Laundering Laws” has the meaning ascribed thereto in Section 1.5(c)(i) of Schedule E;

“Named Executive Officers” means those persons designated as such in the Company’s most recent annual Company Proxy Statement filed with the SEC;

“NASDAQ” means The Nasdaq Stock Market LLC;

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“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects, together with the Companion Policy thereto, as issued by the Canadian Securities Administrators and as amended from time to time;

“NRS” means the Nevada Revised Statutes, as amended;

“NYSE American” means The NYSE American LLC;

“Officers” means the officers of the Company;

“Order” means any order, judgment, writ, assessment, decision, ruling, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement;

“Outside Date” means April 1, 2019;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, variance, clearance, commission, franchise, exemption, certificate, consent, Order, grant, approval, classification, registration or other authorization (including an Environmental Authorization) of or from any Governmental Authority;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the U.S. Exchange Act), whether or not having legal status;

“Personal Information” means information (in any form or media) that identifies or can be used to identify, directly or indirectly, an individual natural person, including “Personally Identifiable Information,” “Individually Identifiable Information,” “Personal Data” and similar terms defined in applicable Law, including the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, United States state consumer protection, breach notification, social security number and data security laws, the United States Federal Trade Commission Act, the United States Privacy Act of 1974, the United States Telephone Consumer Protection Act, the United States Fair Credit Reporting Act and its state law equivalents;

“Personal Property” has the meaning ascribed thereto in Section 1.14(b)(i) of Schedule E;

“Preferred Stock Consideration” has the meaning ascribed there to in Section 2.4(d)

“Privacy Legal Requirements” has the meaning ascribed thereto in Section 1.18(c) of Schedule E;

“Property Agreements” means the leases, licenses, options, purchase and sale agreements or other instruments pursuant to which any of the mineral properties or mineral rights are held;

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“Purchaser” has the meaning specified in the preamble;

“Purchaser Balance Sheet Date” means December 31, 2017;

“Purchaser Board” has the meaning ascribed thereto in the recitals;

“Purchaser Board Fairness Opinion” means the opinion of the independent financial advisor to the Purchaser to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger is fair, from a financial point of view, to the Purchaser Shareholders;

“Purchaser Charter Amendment Resolution” means the special resolution to be considered and, if thought fit, passed by the Purchaser Shareholders in accordance with the CBCA and the Purchaser’s Charter Documents, such resolution to be considered at the Purchaser Meeting and to be substantially in the form and content of Schedule B-2 hereto;

“Purchaser Circular” means the notice of the Purchaser Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to Purchaser Shareholders in connection with the Purchaser Meeting, as amended, supplemented or otherwise modified from time to time;

“Purchaser Deferred Share Unit Plan” means the Purchaser’s Deferred Share Unit Plan, dated as of July 1, 2015;

“Purchaser DSUs” means, at any time, deferred stock units awarded under the Purchaser Equity Incentive Plans, which are, at such time, outstanding and unexercised, whether or not vested;

“Purchaser Equity Incentive Plans” means the Purchaser Stock Option Plan, the Purchaser Deferred Share Unit Plan and the Purchaser Restricted Share Unit Plan;

“Purchaser Equity Securities” has the meaning ascribed thereto in Section 1.2(b)(vi) of Schedule F;

“Purchaser Financial Statements” has the meaning ascribed thereto in Section 1.7(a)(i) of Schedule F;

“Purchaser Issuance Resolution” means the ordinary resolution to be considered and, if thought fit, passed by the Purchaser Shareholders in accordance with the rules of the TSX and the NYSE American, such resolution to be considered at the Purchaser Meeting and to be substantially in the form and content of Schedule B-2 hereto;

“Purchaser Key Regulatory Approvals” has the meaning ascribed thereto in Section 1.4(a) of Schedule F;

“Purchaser Material Adverse Effect” means any result, fact, change, condition, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, conditions, effects, events, circumstances, occurrences or developments, has a material and adverse effect on the current or future business, operations, results of operations, assets or condition (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada or the United States;

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(b)	any outbreak or escalation of war or any act of terrorism;

(c)	general conditions in the industry in which the Purchaser and its subsidiaries operate;

(d)	any natural disasters or acts of God;

(e)	any change in Laws;

(f)	any change affecting securities or commodity markets in general;

(g)	any change relating to currency exchange, interest rates or rates of inflation;

(h)	any change in IFRS;

(i)	the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Purchaser’s securities); or

(j)	actions required to be taken by the Purchaser under this Agreement;

provided, however, the exclusion resulting from operation of each of clauses (a) through (h) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Purchaser and its subsidiaries, taken as a whole, or materially disproportionately adversely affect the Purchaser and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which the Purchaser and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Purchaser Material Adverse Effect has occurred;

“Purchaser Material Contract” means any Contract that, as of the date hereof, is a “material contract” (as such term is defined pursuant to Canadian Securities Laws), whether or not filed by the Purchaser on SEDAR or EDGAR;

“Purchaser Meeting” means the special meeting of the Purchaser Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of considering and, if thought fit, approving the Purchaser Meeting Resolutions;

“Purchaser Meeting Resolutions” means the Purchaser Issuance Resolution and the Purchaser Charter Amendment Resolution, each substantially in the form and content of Schedule B-2 hereto;

“Purchaser Options” means, at any time, options to acquire shares of Purchaser Common Stock granted pursuant to the Purchaser Equity Incentive Plans, which are, at such time, outstanding and unexercised, whether or not vested;

“Purchaser Preferred Share” means the preferred shares in the capital of the Purchaser having the terms set forth on Schedule D;

“Purchaser Property” has the meaning ascribed thereto in Section 1.11(c) of Schedule F;

“Purchaser Public Disclosure Record” means all documents and information filed by the Purchaser under applicable Securities Laws on SEDAR or EDGAR between January 1, 2017 and the date hereof;

“Purchaser Recommendation” has the meaning ascribed thereto in Section 4.4(a)(i)(c);

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“Purchaser Restricted Share Unit Plan” means the Purchaser’s Restricted Share Unit Plan, dated as of January 30, 2015, as amended and restated on February 23, 2016;

“Purchaser RSUs” means, at any time, restricted stock units (including performance-vested restricted stock units) awarded under the Purchaser Equity Incentive Plans, which are, at such time, outstanding and unexercised, whether or not vested;

“Purchaser Shareholder” means a holder of one or more shares of the Purchaser Shares;

“Purchaser Shares” means the common shares in the capital of the Purchaser;

“Purchaser Stock Option Plan” means the Scorpio Mining Corporation Amended and Restated Stock Option Plan, dated as of January 30, 2015;

“Purchaser Support Agreements” means the voting and support agreements, dated effective on or before the date hereof between the Company and each of the directors and executive officers of Purchaser, in substantially the form attached hereto Schedule C-2, which agreements provide that such director or executive officer shall, among other things,

(a)	vote all Purchaser Shares which they are the registered or beneficial holder or over which they have control or direction, in favour of the Purchaser Meeting Resolution; and

(b)	not dispose of their securities of the Purchaser prior to the Purchaser Meeting;

“Purchaser Technical Reports” means the technical reports filed on SEDAR by the Purchaser titled “Technical Report and Estimated Resources for the San Felipe Project, Sonora, Mexico” with an effective date of March 15, 2018, “Americas Silver Corporation Technical Report on the Galena Complex, Shoshone County, Idaho, USA” with an effective date of December 23, 2016, and “Technical Report and Preliminary Feasibility Study for the San Rafael Property, Sinaloa, Mexico” with an effective date of March 18, 2016;

“Purchaser Voting Debt” has the meaning ascribed thereto in Section 1.2(c) of Schedule F;

“Purchaser Warrants” means, at any time, warrants to acquire shares of Purchaser Shares, which are, at such time, outstanding and unexercised;

“Regulatory Approvals” means sanctions, rulings, consents, Orders, exemptions, Permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities and relating to the Merger;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Relief Canyon Project” means the Relief Canyon property located in Pershing County in northwestern Nevada;

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“Remedial Action” means any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters (excluding, however, routine monitoring, testing and sampling required under Environmental Authorizations);

“Representatives” means, collectively, with respect to a Party, that Party’s officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors) and includes, in the case of:

(a)	the Purchaser and Acquireco, the Purchaser’s board financial advisor; and

(b)	the Company, the Company Board Financial Advisor;

“San Rafael Mine” means the property that is the subject of the “Technical Report and Preliminary Feasibility Study for the San Rafael Property, Sinaloa, Mexico” with an effective date of March 18, 2016;

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder);

“SEC” means the United States Securities and Exchange Commission;

“Section 721” means Section 721 of the United States Defense Production Act of 1950, as amended;

“Securities Authorities” means the SEC, the Canadian Securities Authorities, and the Exchanges, as applicable;

“Securities Laws” means:

(a)	Canadian Securities Laws;

(b)	the U.S. Securities Act, the U.S. Exchange Act and all other U.S. federal and state securities Laws; and

(c)	the rules and regulations of the TSX, NYSE American and the NASDAQ, as applicable;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“subsidiary” means, with respect to a specified entity, any:

(a)	corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)	partnership, limited liability company, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

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(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal Notice Period” has the meaning ascribed thereto in Section 5.1(e)(iv);

“Surviving Corporation” has the meaning ascribed thereto in Section 2.1(a);

“Surviving Corporation Common Stock” has the meaning ascribed thereto in Section 2.4(f);

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), net proceeds of mine, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Third Party” means any person or “group” (within the meaning of Section 13(d)(3) of the U.S. Exchange Act) other than the Company, the Purchaser or any of their respective subsidiaries;

“TSX” means the Toronto Stock Exchange;

“Unpatented Claims” means, with respect to the Company, the Company Unpatented Claims;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” means United States generally accepted accounting principles; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.2	Currency

Except where otherwise specified, all references to “$” and “US$” or to currency herein are to lawful money of the United States of America and all references to “C$” herein are to lawful money of Canada.

1.3	Interpretation Not Affected by Headings

(a)	The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)	The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof. References to “this Agreement” shall include the Company Disclosure Letter.

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(c)	Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

1.4	Extended Meanings, Etc.

(a)	This Agreement shall be read with all changes in number and gender required by the context.

(b)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(c)	The terms “include”, “includes” or “including” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(d)	Unless the context otherwise requires, all accounting terms are to be interpreted in accordance with U.S. GAAP.

(e)	Unless the context otherwise requires, all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP.

(f)	Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(g)	Any reference to an action taken by a person “in the ordinary course” means that such action is consistent with the past practices of such person and is taken in the ordinary course of business of such person.

(h)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.5	Date of any Action; Computation of Time

(a)	If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

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(b)	A period of time is to be computed as beginning on the day following the event that began the period and ending, if the last day of the period is:

(i)	a Business Day, then at 4:30 p.m. (Denver time) on the last day of the period; and

(ii)	is not a Business Day, then at 4:30 p.m. (Denver time) on the next Business Day.

1.6	Schedules

The following Schedules to this Agreement are an integral part of this Agreement:

Schedule A	–	ARTICLES OF INCORPORATION

Schedule B-1	–	MERGER RESOLUTION

Schedule B-2	–	PURCHASER MEETING RESOLUTIONS

Schedule C-1	–	FORM OF COMPANY SUPPORT AGREEMENT

Schedule C-2	–	FORM OF PURCHASER SUPPORT AGREEMENT

Schedule D	–	PREFERRED STOCK TERMS

Schedule E	–	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule F	–	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUIRECO

Schedule G	–	RETENTION ARRANGEMENTS

Article 2

THE MERGER

2.1	The Merger

(a)	The Company, the Purchaser and Acquireco agree that on the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time: (a) Acquireco will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Acquireco will cease; and (c) the Company will continue its corporate existence under the NRS as the surviving corporation in the Merger and a subsidiary of the Purchaser (sometimes referred to herein as the “Surviving Corporation”).

(b)	Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 am (Denver time) on the Closing Date (as defined herein). The Closing shall be held at the offices of Davis Graham & Stubbs, LLP located at 1550 17th Street, Suite 500, Denver, Colorado, 80202.

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(c)	The actual date of the Closing is hereinafter referred to as the “Closing Date” and shall occur:

(i)	on the date that is three (3) Business Days following satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing Date); or

(ii)	at such other time or such other place as may be agreed to by the Parties.

(d)	Subject to the provisions of this Agreement, at the Closing, the Company, the Purchaser, and Acquireco will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Company and Purchaser in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(e)	The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Acquireco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Acquireco shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

(f)	At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Schedule A hereof, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Acquireco as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Acquireco’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, or as provided by applicable Law.

(g)	The directors and officers of Acquireco, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

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2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly:

(a)	subject to compliance with applicable Securities Laws:

(i)	immediately after the execution of this Agreement; or

(ii)	such later time prior to the next opening of markets in Toronto and New York City as is agreed to by the Company and the Purchaser,

issue a news release announcing the entering into of this Agreement and the support of the Company Board for the Merger, which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably;

(b)	file such news release and a corresponding material change report and current report on Form 8-K in prescribed form each in accordance with applicable Securities Laws;

(c)	subject to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Merger; and

(d)	carry out the terms of the Merger applicable to it.

2.3	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser will, and will cause Acquireco to:

(a)	subject to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Merger; and

(b)	carry out the terms of the Merger applicable to it.

2.4	Effect of the Merger on Capital Stock

At the Effective Time, as a result of the Merger and without any action on the part of the Purchaser, Acquireco, the Company or the holder of any capital stock or shares, as applicable, of the Purchaser, Acquireco or the Company:

(a)	Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Purchaser, Acquireco or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(b)	Cancellation of Certain Company Preferred Stock. Each share of Company Preferred Stock that is owned by the Purchaser, Acquireco or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)	Conversion of Company Common Stock. Subject to Section 2.4(g), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.715 (the “Exchange Ratio”) of a Purchaser Share (the “Common Stock Consideration”).

(d)	Conversion of Company Preferred Stock and Election to Receive Common Stock. Subject to Section 2.4(g) and Section 2.16, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be, at the election of the holder thereof, either (i) be converted into the right to receive four hundred sixty-one and 440/1000ths (461.440) Purchaser Preferred Shares; or (ii) be converted into the right to receive the Common Stock Consideration to which such Preferred Stockholder would be entitled if such share of Company Preferred Stock were converted into Company Common Stock in accordance with clause (i) of Section 6 of the Certificate of Designation and such Company Common Stock were converted in accordance with Section 2.4(c) hereof (such consideration received upon the election pursuant to (i) or (ii), the “Preferred Stock Consideration” and together with the Common Stock Consideration, the “Merger Consideration”).

(e)	Cancellation of Shares. At the Effective Time, all shares of Company Stock will no longer be outstanding and all shares of Company Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) in exchange for each share of Company Common Stock, the Common Stock Consideration, and (B) in exchange for each share of Company Preferred Stock, the Preferred Stock Consideration, all in accordance with Section 2.5 hereof.

(f)	Conversion of Acquireco Capital Stock. Each share of Acquireco’s common stock (“Acquireco Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”) with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of Surviving Corporation Common Stock. From and after the Effective Time, all certificates representing shares of Acquireco Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence.

(g)	Fractional Purchaser Shares. No fractional Purchaser Shares shall be issued to holders of shares of Company Common Stock in connection with the Merger. The total number of Purchaser Shares to be issued to any holder of shares of Company Common Stock shall, without additional compensation, be rounded down to the nearest whole Purchaser Share, in the event that a holder of shares of Company Common Stock is entitled to a fractional share upon the conversion of Company Common Stock pursuant to Section 2.4(c).

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2.5	Exchange Procedures

(a)	Depositary. Prior to the Effective Time, the Purchaser shall appoint the Depositary to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, the Purchaser shall deposit, or cause the Surviving Corporation to deposit, with the Depositary: (i) certificates representing the Purchaser Shares to be issued as Common Stock Consideration (or make appropriate alternative arrangements if uncertificated Purchaser Shares represented by book-entry shares will be issued); and (ii) certificates representing the Purchaser Preferred Shares to be issued as Preferred Stock Consideration (or make appropriate alternative arrangements if uncertificated Purchaser Preferred Shares represented by book-entry shares will be issued).

(b)	Procedures for Surrender; No Interest. Promptly after the Effective Time, the Purchaser shall send, or shall cause the Depositary to send, to each record holder of shares of Company Common Stock and Company Preferred Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Depositary, and which letter of transmittal will be in customary form and have such other provisions as the Purchaser and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Common Stock Consideration shall be entitled to receive the Common Stock Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.4(c) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, upon: (i) surrender to the Depositary of a Certificate; or (ii) receipt of an “agent’s message” by the Depositary (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Depositary. Each holder of shares of Company Preferred Stock that have been converted into the right to receive the Preferred Stock Consideration shall be entitled to receive the Preferred Stock Consideration into which such shares of Company Preferred Stock, as applicable, have been converted pursuant to Section 2.4(d) in respect of the Company Preferred Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Depositary of a Certificate; or (ii) receipt of an “agent’s message” by the Depositary (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Depositary. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

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(c)	Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the person requesting such payment shall pay to the Depositary any transfer or other Tax required as a result of such payment to a person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Depositary that such Tax has been paid or is not payable.

(d)	Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

(e)	Return of Merger Consideration by Depositary. Any portion of the Merger Consideration that remains unclaimed by the holders of shares of Company Common Stock and/or Company Preferred Stock twelve (12) months after the Effective Time shall be returned to the Purchaser, upon demand, and any such holder who has not exchanged shares of Company Common Stock and/or Company Preferred Stock for the Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to the Purchaser (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, the Purchaser shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock and/or Company Preferred Stock three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Purchaser free and clear of any claims or interest of any person previously entitled thereto.

(f)	Distributions with Respect to Unsurrendered Shares of Company Stock. All Purchaser Shares and Purchaser Preferred Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Purchaser in respect of the Purchaser Shares or Purchaser Preferred Shares, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Purchaser Shares and Purchaser Preferred Shares shall be paid to any holder of any unsurrendered shares of Company Stock until the Certificate (or affidavit of loss in lieu of the Certificate) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.5. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole Purchaser Share and Purchaser Preferred Share issued in exchange for shares in Company Common Stock and Company Preferred Stock, respectively, in accordance with this Section 2.5, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable and not paid with respect to such whole Purchaser Share or Purchaser Preferred Share, as applicable, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Purchaser Share or Purchaser Preferred Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

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2.6	Adjustments

(a)	Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split, reverse stock split, or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, and including by issuance of derivative securities or other rights to acquire capital stock of the Company of any form, the Exchange Ratio, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b)	Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Purchaser Shares shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, and including by issuance of derivative securities or other rights to acquire capital stock of the Company of any form, the Exchange Ratio, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Purchaser to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.7	Company Proxy Statement and Form F-4 Registration Statement

(a)	In connection with the Company Meeting, as soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC and each of the Canadian Securities Authorities, the Company Proxy Statement, and Purchaser shall prepare and file with the SEC and each of the Canadian Securities Authorities in the provinces of British Columbia, Alberta, Ontario and Quebec the Form F-4 (which shall include the Company Proxy Statement). The Company and the Purchaser shall each use its commercially reasonable efforts to: (i) cause the Form F-4 to be declared effective under the U.S. Securities Act as promptly as practicable after its filing; (ii) ensure that the Form F-4 complies in all material respects with the applicable provisions of the applicable Securities Laws; and (iii) keep the Form F-4 effective for so long as necessary to complete the Merger. The Purchaser shall notify the Company promptly of the time when the Form F-4 has become effective or any supplement or amendment to the Form F-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the Purchaser Shares or Purchaser Preferred Shares issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Purchaser and the Company shall use its commercially reasonable efforts to: (A) cause the Company Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form F-4 is declared effective under the U.S. Securities Act, and (B) ensure that the Company Proxy Statement complies in all material respects with the applicable provisions of the U.S. Securities Act and U.S. Exchange Act and applicable Canadian Securities Laws. Purchaser shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the applicable Securities Laws, and the rules and regulations thereunder in connection with the issuance of Purchaser Shares and Purchaser Preferred Shares in the Merger, and the Company shall furnish to Purchaser all information concerning the Company as may be reasonably requested in connection with any such actions.

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(b)	In connection with the Purchaser Meeting, as soon as reasonably practicable following the date of this Agreement, the Purchaser shall prepare and file or furnish the Purchaser Circular with the Canadian Securities Authorities in each of the provinces of British Columbia, Alberta, Ontario and Quebec. Each of the Company and the Purchaser shall use its commercially reasonable efforts to: (A) cause the Purchaser Circular to be mailed to the Purchaser Shareholders as promptly as practicable after the Form F-4 is declared effective under the U.S. Securities Act, and (B) ensure that the Purchaser Circular complies in all material respects with the applicable Laws (including applicable Securities Laws).

(c)	The Purchaser and the Company shall furnish to the other party all information concerning such person and its affiliates required by the Laws to be set forth in the Form F-4, Company Proxy Statement or Purchaser Circular. Each of Purchaser and the Company shall promptly correct any information provided by it for use in the Form F-4, Company Proxy Statement or Purchaser Circular if and to the extent that such information shall have become false or misleading in any material respect. Each of Purchaser and the Company shall take all steps necessary to amend or supplement the Form F-4, Company Proxy Statement or Purchaser Circular, as applicable, and to cause the Form F-4, Company Proxy Statement or Purchaser Circular, as so amended or supplemented, to be filed with the applicable Securities Authorities and disseminated to the holders of Company Common Stock and Company Preferred Stock, in the case of the Company Proxy Statement, and to the Purchaser Shareholders, in the case of the Purchaser Circular, as and to the extent required by applicable Law.

(d)	With respect to the Company Proxy statement:

(i)	The Company shall ensure that the Company Proxy Statement complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Company Proxy Statement (including with respect to any information incorporated therein by reference):

(A)	will not contain any misrepresentation (other than in each case with respect to any information furnished in writing by the Purchaser); and

(B)	provides the Company Stockholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(ii)	All information relating solely to the Purchaser included in the Company Proxy Statement shall:

(A)	be provided by the Purchaser in accordance with Section 2.7(c)(iv); and

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(B)	be in form and content satisfactory to the Purchaser, acting reasonably.

(iii)	Subject to the ability of the Company to make a Company Change of Recommendation, the Company Proxy Statement will include:

(A)	a copy of the Company Board Fairness Opinion;

(B)	a statement that the Company Board has determined, that the Merger is fair to and in the best interests of the Company and its shareholders; and

(C)	the Company Recommendation.

(iv)	The Purchaser will, in a timely manner, furnish the Company with all such information regarding the Purchaser as may reasonably be required to be included in the Company Proxy Statement pursuant to applicable Laws and any other documents related thereto.

(v)	The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Company Proxy Statement and the Company shall as soon as reasonably practicable, cause the Company Proxy Statement to be sent to the Company Stockholders in compliance with the proxy rules set forth in the applicable Securities Laws.

(vi)	The Company and the Purchaser will each promptly notify the other if, at any time before the Closing Date, it becomes aware (in the case of the Company, only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Company Proxy Statement or any other document referred to in Section 2.7(c)(iii):

(A)	contains any misrepresentation; or

(B)	otherwise requires any amendment or supplement,

and promptly deliver written notice to the other Party setting out full particulars thereof.

(vii)	The Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any:

(A)	required supplement or amendment to the Company Proxy Statement or such other document, as the case may be; and

(B)	related news release or other document necessary or desirable in connection therewith,

provided, however, that subject to the terms of this Agreement, the Company shall not be required to cooperate with the Purchaser with respect to any of the foregoing that relates to a Company Acquisition Proposal, a Company Superior Proposal or a Company Change of Recommendation.

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(viii)	The Company shall keep the Purchaser fully informed, in a timely manner, of any requests or comments made by the SEC or the Canadian Securities Authorities, the TSX and/or the NASDAQ in connection with the Company Proxy Statement.

(e)	With respect to the Purchaser Circular:

(i)	The Purchaser shall ensure that the Purchaser Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Purchaser Circular (including with respect to any information incorporated therein by reference):

(A)	will not contain any misrepresentation (other than in each case with respect to any information furnished in writing by the Company); and

(B)	provides the Purchaser Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Purchaser Meeting.

(ii)	All information relating solely to the Company included in the Purchaser Circular shall:

(A)	be provided by the Company in accordance with Section 2.7(e)(iv); and

(B)	be in form and content satisfactory to the Company, acting reasonably.

(iii)	The Purchaser Circular will include:

(A)	a copy of the Purchaser Board Fairness Opinion; and

(B)	the Purchaser Recommendation.

(iv)	The Company will, in a timely manner, furnish the Purchaser with all such information regarding the Company as may reasonably be required to be included in the Purchaser Circular pursuant to applicable Laws and any other documents related thereto.

(v)	The Purchaser and the Company will cooperate in the preparation, filing and mailing of the Purchaser Circular and the Purchaser shall as soon as reasonably practicable, cause the Purchaser Circular to be sent to the Purchaser Shareholders in compliance with applicable Securities Laws.

(vi)	The Purchaser and the Company will each promptly notify the other if, at any time before the Closing Date, it becomes aware (in the case of the Company, only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Purchaser Circular or any other document referred to in Section 2.7(e)(iii):

(A)	contains any misrepresentation; or

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(B)	otherwise requires any amendment or supplement,

and promptly deliver written notice to the other Party setting out full particulars thereof.

(vii)	The Purchaser and the Company will cooperate with each other in the preparation, filing and dissemination of any:

(A)	required supplement or amendment to the Purchaser Circular or such other document, as the case may be; and

(B)	related news release or other document necessary or desirable in connection therewith;

(viii)	The Purchaser shall keep the Company fully informed, in a timely manner, of any requests or comments made by the SEC or Canadian Securities Authorities, the TSX and/or the NYSE American in connection with the Purchaser Circular.

2.8	Company and Purchaser Meetings

(a)	The Company covenants in favor of the Purchaser that, subject to the terms of this Agreement and subject to Section 5.1, the Company will promptly, after the effectiveness of the Form F-4 by the SEC:

(i)	lawfully convene and hold the Company Meeting in accordance with the Company’s Charter Documents and applicable Laws, as soon as reasonably practicable, for the purpose of having the Company Stockholders consider the Merger Resolution;

(ii)	not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Meeting without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, unless the Company Board shall have determined in good faith (after consultation with outside legal counsel) that it is required by applicable law to postpone or adjourn the Company Meeting, including in order to give stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Change of Recommendation);

(iii)	solicit, from the Company Common Stockholders and Company Preferred Stockholders, proxies:

(A)	in favor of the approval of the Merger Resolution;

(B)	in favor of the approval to adjourn the Company Meeting to solicit votes in favor of the Merger Resolution;

(C)	in favour of any required resolution relating to “golden parachute” payments; and

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(D)	against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Merger Resolution or the completion of the transactions contemplated by this Agreement, including, engaging the services of a firm acceptable to the Purchaser (acting reasonably) as proxy solicitation agent to solicit proxies in favour of the approval of the Merger Resolution;

(iv)	recommend to all Company Common Stockholders that they vote in favour of the Merger Resolution;

(v)	recommend to all Company Preferred Stockholders that they vote in favour of the Merger Resolution;

(vi)	provide reasonable advance notice to Company Optionholders of the vesting and cancellation of such Company Options as contemplated by this Agreement;

(vii)	provide notice to Company RSU Holders of the vesting and settlement of such Company RSUs as contemplated by this Agreement;

(viii)	provide notice to Company Warrantholders in accordance with the terms of such Company Warrants and the Company’s election to require exercise or termination, as applicable, of the Company Warrants as contemplated by this Agreement;

(ix)	use commercially reasonable efforts to take all other actions that are reasonably necessary or desirable to obtain the approval of the Merger by the Company Stockholders;

(x)	(i) provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation agents, as reasonably requested from time to time by the Purchaser, and (ii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent;

(xi)	consult with the Purchaser in fixing the date of the Company Meeting;

(xii)	give notice to the Purchaser of the Company Meeting;

(xiii)	advise the Purchaser as reasonably requested (which may be as often as daily within 10 days of the Company Meeting) as to the aggregate tally of the proxies and votes received from Company Common Stockholders and Company Preferred Stockholders in respect of the Company Meeting and all matters to be considered at the Company Meeting;

(xiv)	promptly provide the Purchaser with any notice relating to the Company Meeting;

(xv)	allow Representatives of the Purchaser to attend the Company Meeting;

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(xvi)	not change the record date for the Company Stockholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by applicable Law or the Company’s Charter Documents;

(xvii)	if there is a Company Change of Recommendation, unless prohibited pursuant to NRS 92A.120(3), it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the Company Common Stockholders and Company Preferred Stockholders at the Company Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Meeting; and

(xviii)	carry out the terms of the Merger applicable to it.

(b)	The Purchaser covenants in favour of the Company that, subject to the terms of this Agreement, the Purchaser will promptly, after the effectiveness of the Form F-4 by the SEC:

(i)	lawfully convene and hold the Purchaser Meeting in accordance with the Purchaser’s Charter Documents and applicable Laws, as soon as reasonably practicable, for the purpose of having the Purchaser Shareholders consider the Purchaser Meeting Resolutions;

(ii)	not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Purchaser Meeting without the prior written consent of the Company, such consent not to be unreasonably withheld, unless the Purchaser Board shall have determined in good faith (after consultation with outside legal counsel) that it is required by applicable law to postpone or adjourn the Purchaser Meeting, including in order to give stockholders of the Purchaser sufficient time to evaluate any information or disclosure that the Purchaser has sent to its stockholders or otherwise made available to its stockholders by issuing a press release, filing materials with applicable Securities Authorities or otherwise;

(iii)	solicit, from the Purchaser Shareholders, proxies:

(A)	in favor of the approval of the Purchaser Meeting Resolutions;

(B)	in favour of the approval to adjourn the Purchaser Meeting to solicit votes in favor of the Purchaser Meeting Resolution; and

(C)	against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Purchaser Meeting Resolutions or the completion of the transactions contemplated by this Agreement,

(iv)	recommend to all Purchaser Shareholders that they vote in favour of the Purchaser Meeting Resolutions;

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(v)	use commercially reasonable efforts to take all other actions that are reasonably necessary or desirable to obtain the approval of the Purchaser Meeting Resolutions by the Purchaser Shareholders;

(vi)	(i) provide the Company with copies of or access to information regarding the Purchaser Meeting generated by any dealer or proxy solicitation agents, as reasonably requested from time to time by the Company, and (ii) consult with, and consider any suggestions from, the Company with regards to the proxy solicitation agent;

(vii)	consult with the Company in fixing the date of the Purchaser Meeting;

(viii)	give notice to the Company of the Purchaser Meeting;

(ix)	advise the Company as reasonably requested (which may be as often as daily within 10 days of the Purchaser Meeting) as to the aggregate tally of the proxies and votes received from Purchaser Shareholders in respect of the Purchaser Meeting and all matters to be considered at the Purchaser Meeting;

(x)	promptly provide the Company with any notice relating to the Purchaser Meeting;

(xi)	allow Representatives of the Company to attend the Purchaser Meeting;

(xii)	not change the record date for the Purchaser Shareholders entitled to vote at the Purchaser Meeting in connection with any adjournment or postponement of the Purchaser Meeting unless required by applicable Law or the Purchaser’s Charter Documents;

(xiii)	nothing herein shall alter the obligation of the Purchaser to submit the adoption of Purchaser Meeting Resolutions to the Purchaser Shareholders at the Purchaser Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Purchaser Meeting; and

(xiv)	carry out the terms of the Merger applicable to it.

2.9	List of Securityholders

(a)	Upon the reasonable request from time to time of the Purchaser, the Company will promptly provide the Purchaser with lists (in electronic form) of the:

(i)	Registered:

(A)	Company Stockholders;

(B)	Company Optionholders;

(C)	Company RSU Holders; and

(D)	Company Warrantholders,

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together with their record addresses and their respective holdings of shares of Company Stock, Company Options, Company RSUs and Company Warrants, as applicable;

(ii)	names and record addresses and respective holdings of all persons having rights (other than the Company Options, Company RSUs and Company Warrants) issued or granted by the Company to acquire or otherwise related to shares of Company Stock; and

(iii)	names of non-objecting beneficial owners of shares of Company Stock and participants in bookbased nominee registers (such as CDS & Co., Cede & Co. and the Depositary Trust Company), together with their respective record addresses and holdings of shares of Company Stock.

(b)	The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including:

(i)	updated or additional lists of Company Stockholders, Company Optionholders, Company RSU Holders and Company Warrantholders;

(ii)	information regarding beneficial ownership of shares of Company Stock; and

(iii)	other assistance as the Purchaser may reasonably request.

2.10	Securityholder Communications

(a)	The Company and the Purchaser agree to cooperate in the preparation of any presentations regarding the Merger, including to any:

(i)	Company Stockholders or Purchaser Shareholders; or

(ii)	the analyst community,

provided, however, that the foregoing shall be subject to the Company’s and Purchaser’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

(b)	The Company agrees to consult with the Purchaser in connection with any formal meeting relating to the Merger that it may have, including with:

(i)	Company Stockholders (other than Company Stockholders who are Officers or Directors of the Company); or

(ii)	the analyst community,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

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(c)	Notwithstanding anything to the contrary in this Section 2.10, the Company shall, subject to the terms of this Agreement, not be obligated to consult or cooperate with the Purchaser with respect to any disclosure relating to a Company Acquisition Proposal, a Company Superior Proposal or a Company Change of Recommendation.

2.11	Company Options

At the Effective Time, each outstanding Company Option, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), as soon as reasonably practicable following the Effective Time, the Common Stock Consideration in respect of each share of Company Common Stock which would have been issued upon the net exercise of the Company Option calculated as follows: the number of shares of Company Common Stock otherwise deliverable pursuant to the Company Option shall be reduced by the number of such shares having a Fair Market Value on the Closing Date equal to the exercise price. Any Company Option that has an exercise price per share that is greater than or equal to the Fair Market Value on the Closing Date shall be cancelled at the Effective Time for no consideration or payment.

Promptly following the Effective Time, the Purchaser shall, in compliance with all applicable Laws, deliver or cause the Surviving Corporation to deliver, to each holder of Company Options at the Effective Time, the Common Stock Consideration, if any, to which such holder is entitled in respect of his or her Company Options. To the extent the delivery of such Common Stock Consideration constitutes a payment of wages, (i) the Purchaser shall cause the payment to be processed by the Surviving Corporation through its payroll system, (ii) the Common Stock Consideration deliverable shall be reduced by a number of Purchaser Shares having a Fair Market Value equal to all required tax withholdings, and (iii) the Purchaser shall cause the Surviving Corporation to remit timely such required withholdings in cash to the relevant taxing authorities.

2.12	Company RSUs

At the Effective Time, each outstanding Company RSU, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest), as soon as reasonably practicable following the Effective Time, the Common Stock Consideration in respect of each share of Company Common Stock underlying such Company RSU, without interest.

Promptly following the Effective Time, the Purchaser shall, in compliance with all applicable Laws, deliver or cause the Surviving Corporation to deliver, to each holder of Company RSUs at the Effective Time, the Common Stock Consideration to which such holder is entitled in respect of his or her Company RSUs. To the extent the delivery of such Common Stock Consideration constitutes a payment of wages, (i) the Purchaser shall cause the payment to be processed by the Surviving Corporation through its payroll system, (ii) the Common Stock Consideration deliverable shall be reduced by a number of Purchaser Shares having a Fair Market Value equal to all required tax withholdings, and (iii) the Purchaser shall cause the Surviving Corporation to remit timely such required withholdings in cash to the relevant taxing authorities.

2.13	Company Warrants

The Company shall, to the extent permitted by the Company Warrant, require that the holder exercise the Company Warrant prior to the Closing Date, and if the Company Warrant is not exercised, that the Company Warrant shall terminate. If the Company Warrant does not permit the treatment outlined in the foregoing sentence, then the applicable Company Warrants shall in accordance with their terms be exchanged for warrants of the Purchaser having economically equivalent terms in accordance with the terms of the Company Warrants, such that the holder of a Company Warrant shall be entitled to receive, in lieu of shares of Company Common Stock to which such holder was theretofore entitled upon such exercise and for the consideration payable therefor, the number of Purchaser Shares which the holder would have been entitled to receive as a result of the transactions contemplated by the Merger if, immediately prior to the Closing Date, such holder had been the registered holder of the number of shares of Company Common Stock to which such holder would have been entitled if such holder had exercised such holder’s Company Warrants immediately prior to the Effective Time.

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2.14	Payment of Consideration

The Purchaser will, following receipt by the Company of the Regulatory Approvals, ensure that on the Closing Date the Depositary has been provided with Purchaser Shares and Purchaser Preferred Shares in escrow to satisfy the aggregate Merger Consideration payable to Company Stockholders pursuant to the Merger (other than payments to Company Preferred Stockholders exercising dissenter’s rights and who have not withdrawn their notice of exercise).

2.15	Withholding Taxes

(a)	The Company, the Purchaser, Acquireco and the Depositary, as the case may be, will be entitled to deduct and withhold from any consideration otherwise payable to any Company Stockholder under the Merger and from any amounts otherwise payable to any person pursuant to or in accordance with this Agreement (including the Company Termination Fee) such amounts as the Company, the Purchaser, Acquireco or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser, Acquireco or the Depositary, as the case may be.

(b)	For the purposes of such deduction and withholding:

(i)	all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and

(ii)	such deducted or withheld amounts shall be remitted to the appropriate Governmental Authority in the time and manner required by the applicable Law by or on behalf of the Company, the Purchaser, Acquireco or the Depositary, as the case may be.

2.16	Dissenting Shareholders

(a)	Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of NRS Section 92A.120 have been satisfied, shares of Company Preferred Stock which were outstanding on the date for the determination of Company Preferred Stockholders entitled to vote on the Merger and which were voted against the Merger and the holders of which have demanded that the Company purchase such shares at their fair value in accordance with NRS Sections 92A.300 through 92A.500 and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to require such shares to be purchased for cash under NRS 92A (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any Purchaser Preferred Shares pursuant to Section 2.4(d), but, instead, the holders thereof shall be entitled to have their shares of Company Preferred Stock purchased for cash at the fair value of such Dissenting Shares as agreed upon or determined in accordance with the provisions of NRS Sections 92A.460 through 92A.500.

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(b)	If any Company Preferred Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect dissenters’ rights under NRS 92A, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Preferred Stock that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Purchaser Preferred Shares pursuant to and subject to Section 2.4(d) without interest thereon upon: (i) surrender to the Depositary of a Certificate; or (ii) receipt of an “agent’s message” by the Depositary (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of Book-Entry Shares.

(c)	The Company shall give the Purchaser (i) prompt written notice of any written demands for purchase of any shares of Company Preferred Stock pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to NRS 90A on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Preferred Stock pursuant to the exercise of dissenters’ rights under NRS 90A. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make or agree to make any payment with respect to any demands for purchase of any shares of Company Preferred Stock pursuant to the exercise of dissenters’ rights under NRS 90A, or settle or offer to settle any such demands.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to the Purchaser and Acquireco as set forth in Schedule E and acknowledges and agrees that the Purchaser and Acquireco are relying upon such representations and warranties in connection with the entering into of this Agreement. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made in Schedule E unless the Company Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in Schedule E unless the representation or warranty pertains to the existence of the document or other item itself. Disclosure of any information in the Company Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.

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3.2	Representations and Warranties of the Purchaser and Acquireco

Except as disclosed in the Purchaser Public Disclosure Record at least one Business Day prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature);, the Purchaser and Acquireco jointly and severally represent and warrant to the Company as set forth in Schedule F and acknowledge and agree that Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.3	Survival of Representations and Warranties

(a)	No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties.

(b)	The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Merger and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Article 4

COVENANTS

4.1	Covenants of the Company

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as disclosed in the Company Disclosure Letter, (ii) as expressly permitted or specifically contemplated by this Agreement, (iii) as is otherwise required by applicable Law, or (iv) unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law):

(a)	the Company will:

(i)	conduct the businesses of the Company and its subsidiaries in the ordinary course consistent with past practice and applicable Law, and, to the extent consistent therewith, in accordance with the Company Budget;

(ii)	comply in all material respects with the terms of all Company Material Contracts;

(iii)	use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ business organizations, assets, properties, rights and goodwill;

(iv)	use commercially reasonable efforts to maintain satisfactory business relationships with suppliers, customers, distributors, contractual counterparties, contractors, employees, Governmental Authorities, Aboriginal Peoples and others having business relationships with it and its subsidiaries; and

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(v)	duly and timely file all forms, reports, schedules, statements, and other documents required to be filed pursuant to any applicable Laws or Securities Laws.

(b)	the Company will promptly notify the Purchaser, in any event within twenty-four (24) hours, of any:

(i)	change in any “material fact” or any “material change” (as defined in applicable Securities Laws) in relation to the Company or any of its subsidiaries;

(ii)	event, circumstance or development that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii)	notice or other communication from any person alleging that the consent (or waiver, Permit, exemption, Order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Merger;

(iv)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(v)	filings, actions suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or its or their assets or properties;

(vi)	breach of this Agreement by the Company; or

(vii)	event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Closing Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)	result in the failure of the Company to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time, and in no event shall the delivery of any notice by a Party pursuant to this Article 4 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties.

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(c)	the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.9(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months, except that renewal steps may be taken in advance of expiry;

(d)	the Company will:

(i)	use commercially reasonable efforts to retain the services of its and its subsidiaries’ existing employees and consultants (including the Officers) until the Effective Time; and

(ii)	promptly provide written notice to the Purchaser of the resignation or termination of any of its key employees or consultants;

(e)	the Company will not, directly or indirectly:

(i)	alter or amend its Charter Documents or the Charter Documents of any of its subsidiaries;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the shares of Company Stock (other than dividends, distributions, payments or return of capital made to the Company by any of its subsidiaries);

(iii)	split, divide, consolidate, combine, reclassify, nor undertake any other capital reorganization in respect of the shares of Company Stock or any other securities of the Company or any of its subsidiaries except in consultation with the Purchaser and in accordance with Section 2.6;

(iv)	reduce the stated capital of the shares of Company Stock or any other securities of the Company or any of its subsidiaries;

(v)	increase any coverage under any directors’ and officer’s insurance policy;

(vi)	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(vii)	issue, grant, sell, pledge or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any shares of Company Stock or other securities of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Company Stock or other securities of the Company or any of its subsidiaries, including but not limited to the issue or award of any Company Options, Company RSUs or Company Warrants except as required pursuant to any existing Contracts in effect as of the date hereof or as disclosed on Section 4.1 of the Company Disclosure Letter;

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(viii)	redeem, purchase or otherwise acquire (or offer to redeem, purchase or otherwise acquire) any of its outstanding shares of Company Stock or other securities or securities convertible into or exchangeable or exercisable for shares of Company Stock or any such other securities or any shares or other securities of any of its subsidiaries except according to their terms;

(ix)	amend the terms of any securities of the Company or any of its subsidiaries, or amend the terms of any outstanding indebtedness of the Company or any of its subsidiaries;

(x)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its subsidiaries;

(xi)	reorganize, recapitalize, restructure, amalgamate or merge with any other person and will not cause or permit any of its subsidiaries to reorganize, recapitalize, restructure, amalgamate or merge with any other person;

(xii)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any Joint Ventures;

(xiii)	engage in any transaction with any related parties other than with its wholly-owned subsidiaries in the ordinary course;

(xiv)	make any changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures), except as disclosed in the Company Public Disclosure Record, as required by applicable Laws or under U.S. GAAP; or

(xv)	enter into, modify or terminate any Contract with respect to any of the foregoing;

(f)	the Company will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in connection with this Agreement:

(i)	sell, pledge, lease, surrender, licence, lose the right to use, mortgage, dispose of or encumber any assets or properties of the Company or any of its subsidiaries, other than inventory or immaterial personal property in the ordinary course of business;

(ii)	other than in the ordinary course, acquire or commit to acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

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(iii)	incur any indebtedness or create or issue any debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (other than intercompany loans or advances in the ordinary course of business);

(iv)	incur or commit to capital expenditures or development expenses unless such capital expenditures or development expenses are set forth in the Company Budget;

(v)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business consistent with past practice;

(vi)	make any Tax election, information schedule, return or designation, except as required by Law and in a manner consistent with past practice;

(vii)	settle or compromise any Tax claim, assessment, reassessment or liability;

(viii)	file any amended Tax Return;

(ix)	enter into any agreement with a Governmental Authority with respect to Taxes;

(x)	surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund;

(xi)	consent to the extension or waiver of the limitation period applicable to any material Tax matter;

(xii)	amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xiii)	pay, discharge or satisfy any claim, liability, indebtedness or obligation prior to the same being due, other than the payment, discharge or satisfaction of the same, in the ordinary course, in accordance with their terms;

(xiv)	voluntarily waive, release, assign, settle or compromise any material Litigation;

(xv)	engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on or (as disclosed in the Company Public Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement; or

(xvi)	incur or commit to expenditures exceeding $100,000, individually or in the aggregate, over the amount set forth in the Company Budget,

or authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(g)	the Company will not, and will not cause or permit any of its subsidiaries to, directly or indirectly, except in the ordinary course of business:

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(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights, including:

(A)	any material existing Contractual rights;

(B)	any material Permit; or

(C)	any other material legal rights or claims,

in respect of any Company Properties;

(ii)	except either as disclosed in Section 4.1(g) of the Company Disclosure Letter or in connection with matters otherwise permitted under this Section 4.1:

(A)	enter into any Contract which would be a Company Material Contract if in existence on the date hereof; or

(B)	terminate, cancel, extend, renew or amend, modify or change any Company Material Contract;

(iii)	except as disclosed in Section 4.1(g) of the Company Disclosure Letter:

(A)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); or

(B)	modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(iv)	enter into any transaction or perform any act which could reasonably be expected to prevent or impede, restrict or delay, or be inconsistent with the successful completion of the transactions contemplated herein;

(h)	Neither the Company nor any of its subsidiaries will, except pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof and as is necessary to comply with applicable Laws:

(i)	grant to any officer, director, employee or consultant of the Company or any of its subsidiaries an increase in compensation in any form;

(ii)	promote any officers or employees except as reasonably required due to the termination or resignation of any other officer or employee;

(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;

(iv)	enter into or modify any employment or consulting agreement (except as disclosed on Schedule 1.10(e)) with any employee, consultant, officer or director of the Company or any of its subsidiaries;

(v)	terminate the employment or consulting arrangement of any senior management employees (including the Officers), except for cause;

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(vi)	increase any benefits payable under its current severance or termination pay policies;

(vii)	adopt or amend or make any contribution to or any award under any bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of any director, officer, or employee or any former director, officer, or employee of the Company or any of its subsidiaries; or

(viii)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Company Equity Incentive Plans, except as contemplated in Sections 2.11 and 2.12;

(i)	the Company will not and will not cause or permit any of its subsidiaries to make any loan to any officer, director, employee or consultant of the Company or any of its subsidiaries;

(j)	the Company will not and will not cause or permit any of its subsidiaries to:

(i)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Permits;

(ii)	take any action or fail to take any action which action or failure to act would:

(A)	result in the loss, expiration or surrender of, or the loss of any material benefit; or

(B)	be reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights,

in each case, under, any material Permit necessary to conduct its businesses as now being conducted;

(k)	the Company will not, and will not cause or permit any of its subsidiaries to, settle or compromise any action, claim or other proceeding:

(i)	brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”); or

(ii)	brought by any present, former or purported holder of its securities,

including in connection with the transactions contemplated by this Agreement or the Merger;

(l)	the Company will not, and will not cause or permit any of its subsidiaries to, commence any Litigation, other than Litigation in connection with:

(i)	the collection of accounts receivable;

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(ii)	the enforcement of the terms of this Agreement or the Confidentiality Agreement;

(iii)	the enforcement of other obligations of the Purchaser; or

(iv)	Litigation commenced against the Company;

(m)	in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Purchaser and Acquireco and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement;

(n)	the Company will not, and will not cause or permit any of its subsidiaries to, enter into or renew any Contract:

(i)	containing:

(A)	any new limitation or restriction on the ability of the Company or any of its subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(B)	any new limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of its subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(C)	any new limit or restriction on the ability of:

(I)	the Company or any of its subsidiaries; or

(II)	following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates,

to solicit customers or employees; or

(ii)	that could reasonably be expected to prevent or significantly impede or delay the completion of the Merger;

(o)	the Company will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any respect at any time prior to the Closing Date if then made; and

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(p)	as is applicable, the Company will not, and will not cause or permit its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the matters to which the negative covenants in Sections 4.1(e) to 4.1(o) inclusive pertain.

4.2	Access to Information

(a)	Subject to compliance with applicable Laws and the terms of any existing Contracts, the Company will afford to the Purchaser and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Diligence Information, as applicable, and reasonable access during normal business hours and upon reasonable notice, to the Company’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Purchaser may reasonably request, as well as to its management personnel, including the Company Diligence Information, provided, that:

(i)	such access shall not unduly interfere with the ordinary conduct of the businesses of the Company and its subsidiaries; and

(ii)	other than in circumstances where access thereto or disclosure thereof would not result in the loss of attorney-client privilege, the Company shall not have any obligation in response to a request by the Purchaser to provide access to or otherwise disclose any information or documents subject to attorney-client privilege.

(b)	Subject to compliance with applicable Laws and the terms of any existing Contracts, the Purchaser will afford to the Company and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, reasonable access during normal business hours and upon reasonable notice, to the Purchaser’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Company may reasonably request, as well as to its management personnel, provided, that:

(i)	such access shall not unduly interfere with the ordinary conduct of the businesses of the Purchaser and its subsidiaries; and

(ii)	other than in circumstances where access thereto or disclosure thereof would not result in the loss of attorney-client privilege, the Purchaser shall not have any obligation in response to a request by the Company to provide access to or otherwise disclose any information or documents subject to attorney-client privilege.

(c)	Subject to compliance with applicable Laws, the Parties will also make available to the other Parties and their Representatives information requested by such other Party for the purposes of preparing, considering and implementing plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Merger.

(d)	Without limiting the generality of the provisions of the Confidentiality Agreement, the Purchaser and the Company each acknowledge that all information provided to it under this Section 4.2, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding any other provision of this Agreement or any termination of this Agreement.

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(e)	If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Confidentiality Agreement, then the provisions of this Agreement will supersede those of the Confidentiality Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect.

(f)	Investigations made by or on behalf of the Purchaser, whether under this Section 4.2 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(g)	Investigations made by or on behalf of the Company, whether under this Section 4.2 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Purchaser in this Agreement.

4.3	Covenants of the Company in respect of the Merger

(a)	Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries to perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Merger and the other transactions contemplated hereby, including (without limiting the obligations of the Company in Article 2):

(i)	publicly announcing the:

(A)	the execution of this Agreement;

(B)	the support of the Company Board of the Merger;

(C)	the recommendation of the Company Board to Company Common Stockholders and Company Preferred Stockholders to vote in favour of the Merger Resolution (collectively, the “Company Recommendation”);

(D)	the execution of the Company Support Agreements by the Directors and Named Executive Officers; and

(E)	the execution of the Company Significant Shareholder Support Agreements by the Company Significant Shareholders; and

(ii)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, Permits, exemptions, Orders, approvals, agreements, amendments or confirmations that are:

(A)	necessary or advisable under the Company Material Contracts in connection with the Merger; or

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(B)	required in order to maintain the Company Material Contracts in full force and effect following completion of the Merger,

in the case of each of (A) and (B) of subsection 4.3(a)(ii), on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser.

(b)	use commercially reasonable efforts to negotiate and enter into certain retention arrangements with each of the individuals listed in Schedule G, in each case, subject to the written consent of the Purchaser.

4.4	Covenants of the Purchaser in Respect of the Merger

(a)	Subject to the terms and conditions of this Agreement, the Purchaser shall, and shall cause Acquireco to, perform all obligations required to be performed by each under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Merger and other transactions contemplated hereby, including (without limiting the obligations of the Purchaser in Article 2):

(i)	publicly announcing the:

(A)	the execution of this Agreement;

(B)	the support of the Purchaser Board of the Merger;

(C)	the recommendation of the Purchaser Board to Purchaser Shareholders to vote in favour of the Purchaser Meeting Resolutions in connection with the Merger (collectively, the “Purchaser Recommendation”); and

(D)	the execution of the Purchaser Support Agreements by the directors and executive officers of Purchaser; and

(ii)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, Permits, exemptions, Orders, approvals, agreements, amendments or confirmations that are:

(A)	necessary or advisable under the Purchaser Material Contracts in connection with the Merger; or

(B)	required in order to maintain the Purchaser Material Contracts in full force and effect following completion of the Merger,

in the case of each of (A) and (B) of subsection 4.4(a)(ii), on terms that are reasonably satisfactory to the Company, and without committing the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

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(iii)	cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in obtaining, the waivers, consents and approvals referred to in Section 4.3(a)(ii), provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(iv)	applying for and using commercially reasonable efforts to obtain (A) conditional approval of the listing and posting for trading on the TSX, and (B) approval of the listing and posting for trading on the NYSE American, of the Purchaser Shares issuable as Merger Consideration, and in respect of (A) subject only to the satisfaction by Purchaser of customary listing conditions of the TSX; and

(v)	use commercially reasonable efforts to assist the Company in the negotiation of the employee retention arrangements set forth in Schedule G.

4.5	Covenants of Purchaser Regarding Conduct of Business

The Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as expressly permitted or specifically contemplated by this Agreement, (i) as is otherwise required by applicable Law, or (ii) if the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law):

(a)	the Purchaser will:

(i)	conduct the businesses of the Purchaser and its subsidiaries in the ordinary course consistent with past practice and applicable Law;

(ii)	comply in all material respects with the terms of all Purchaser Material Contracts;

(iii)	use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries’ business organizations, assets, properties, rights and goodwill;

(iv)	use commercially reasonable efforts to maintain satisfactory business relationships with suppliers, customers, distributors, contractual counterparties, contractors, employees, organized labor, Governmental Authorities, Aboriginal Peoples and others having business relationships with it and its subsidiaries;

(v)	duly and timely file all forms, reports, schedules, statements, and other documents required to be filed pursuant to any applicable Laws or Securities Laws.

(b)	the Purchaser will not take any action that would reasonably be likely to result in a Purchaser Material Adverse Effect;

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(c)	the Purchaser will promptly notify the Company, in any event within twenty-four (24) hours, of any:

(i)	change in any “material fact” or any “material change” (as defined in applicable Securities Laws) in relation to the Purchaser or any of its subsidiaries;

(ii)	event, circumstance or development that has had or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(iii)	notice or other communication from any person alleging that the consent (or waiver, Permit, exemption, Order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Merger;

(iv)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Company);

(v)	filings, actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser or any of its subsidiaries or its or their assets or properties;

(vi)	breach of this Agreement by the Purchaser or Acquireco; or

(vii)	event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Closing Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)	result in the failure of the Purchaser to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time, and in no event shall the delivery of any notice by a Party pursuant to this Article 4 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or constitute an exception to the Purchaser’s representations or warranties;

(d)	the Purchaser will not, directly or indirectly, except in connection with this Agreement:

(i)	alter or amend its Charter Documents or the Charter Documents of any of its material subsidiaries;

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(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Purchaser Shares (other than dividends, distributions, payments or return of capital made to the Purchaser by any of its subsidiaries);

(iii)	split, divide, consolidate, combine, reclassify, nor undertake any other capital reorganization in respect of the Purchaser Shares or any other securities of the Purchaser or any of its material subsidiaries except in consultation with the Company and in accordance with Section 2.6;

(iv)	reduce the stated capital of the Purchaser Shares or any other securities of the Purchaser or any of its material subsidiaries;

(v)	issue, grant, sell, pledge or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Purchaser Shares or other securities of the Purchaser or any of its material subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Purchaser Shares or other securities of the Purchaser or any of its material subsidiaries, including but not limited to the issue or award of any Purchaser Options, Purchaser RSUs, Purchaser DSUs or Purchaser Warrants except (A) as required pursuant to any existing Contracts in effect as of the date hereof, (B) as compensation for Directors, Officers and employees issued in the ordinary course of business consistent with past practice or (C) as contemplated in the Loan Agreement;

(vi)	redeem, purchase or otherwise acquire (or offer to redeem, purchase or otherwise acquire) any of its outstanding Purchaser Shares or other securities or securities convertible into or exchangeable or exercisable for Purchaser Shares or any such other securities or any shares or other securities of any of its material subsidiaries except according to their terms;

(vii)	amend the terms of any securities of the Purchaser or any of its material subsidiaries;

(viii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser or any of its material subsidiaries;

(ix)	reorganize, recapitalize, restructure, amalgamate or merge with any other person and will not cause or permit any of its material subsidiaries to reorganize, recapitalize, restructure, amalgamate or merge with any other person that is not also a subsidiary;

(x)	enter into, modify or terminate any Contract with respect to any of the foregoing; or

(xi)	enter into any transaction or perform any act which could reasonably be expected to prevent or impede, restrict or delay, or be inconsistent with the successful completion of the transactions contemplated herein;

(e)	in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Purchaser and Acquireco shall cooperate in all respects with Company and shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement;

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(f)	the Purchaser will not, and will not cause or permit any of its subsidiaries to, enter into or renew any Contract that could reasonably be expected to prevent or significantly impede or delay the completion of the Merger;

(g)	the Purchaser will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Purchaser in this Agreement untrue or inaccurate in any respect at any time prior to the Closing Date if then made; and

(h)	as is applicable, the Purchaser will not, and will not cause or permit any of its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the matters to which the negative covenants in Sections 4.5(b), and 4.5(d) through (g) pertain.

4.6	Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it will:

(a)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control;

(b)	use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Merger in accordance with its obligations under this Agreement and applicable Laws and cooperate with the other Parties in connection therewith, including using commercially reasonable efforts to:

(i)	obtain all Regulatory Approvals required to be obtained by it;

(ii)	effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Merger;

(iii)	oppose, lift or rescind any injunction or restraining order against it or other Order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Merger;

(iv)	defend all lawsuits or other legal, regulatory or other proceedings against the other Party or its directors or officers challenging or affecting this Agreement or the completion of the Merger; and

(v)	cooperate with the other Party in connection with the performance by it of its obligations hereunder;

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(c)	use commercially reasonable efforts to not take or cause to be taken any action which is inconsistent with this Agreement or which could reasonably be expected to prevent or significantly impede or materially delay the completion of the Merger; and

(d)	use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Merger.

4.7	Covenants Related to Regulatory Approvals

With respect to obtaining all Regulatory Approvals required for the completion of the Merger, subject to the terms and conditions of this Agreement and until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, each Party, as applicable to that Party, covenants and agrees to:

(a)	use commercially reasonable efforts to prepare and make, as promptly as practicable, but in no event later than twenty (20) Business Days after the date hereof, all necessary registrations and filings with the appropriate Governmental Authorities (other than the filing of Form F-4, Purchaser Circular, and the Company Proxy Statement), including a notification with respect to the Merger pursuant to the HSR Act (if required), Section 721, and any notification required pursuant to any other applicable foreign antitrust or competition laws or regulations (indicating with each such notification and filing a request for early termination or acceleration of any applicable waiting period), supply all information requested by Governmental Authorities in connection with the HSR Act notification (if required), joint filing with CFIUS pursuant to Section 721 and any other applicable foreign antitrust or competition laws or regulations and will consider in good faith the views of the other party in responding to any such request;

(b)	as regards any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including those described in Section 4.7(a) above and responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding all required Regulatory Approvals:

(i)	provide the other Party with drafts thereof in advance;

(ii)	permit the other Party a reasonable opportunity to review in advance and comment thereon;

(iii)	agree to consider those comments in good faith; and

(iv)	provide the other Party with final copies thereof,

provided that any competitively sensitive information included therein may be provided on an “external counsel only” basis;

(c)	keep the other Party reasonably informed, on a timely basis, of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Party;

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(d)	supply the other Party with all information necessary to complete the preparation and submission of all necessary registrations and filings with the appropriate Governmental Authorities, including but not limited to, a notification with respect to the Merger pursuant to the HSR Act (if required) and a joint filing to CFIUS pursuant to Section 721;

(e)	for greater certainty, the Parties will submit a joint filing to CFIUS, and in connection therewith:

(i)	the Purchaser and the Company shall jointly, (i) as soon as practicable make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS as soon as practicable after the date of this Agreement, and (ii) following such pre-notice consultation, as promptly as practicable following CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulation and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a).

(ii)	each of the Purchaser and the Company shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, with respect to the filing described in Section 4.7(e)(i): (A) cooperate and coordinate with the other in the making of such filings (including providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of a Governmental Authority with respect to any such filing; (B) supply the other Party with any information that may be required in order to make such filings; (C) supply any additional information that reasonably may be required or requested by CFIUS; and (D) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to obtain the CFIUS Approval as soon as practicable;

(iii)	with respect to obtaining the CFIUS Approval, each of the Purchaser and the Company shall: (A) not extend or consent to any extension of any applicable waiting or review period, except upon the prior consent of the other Party; (B) promptly notify the other Party of written or oral communications of any nature from any Governmental Authority relating to the CFIUS Approval and provide the other Party with copies thereof, except to the extent of competitively or commercially sensitive information in respect of the CFIUS Approval, which competitively sensitive and/or commercially sensitive information will be provided only to the external legal counsel or external expert of the other Party and shall not be shared by such counsel or expert with any other Person; (C) respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Authority in respect of the CFIUS Approval; (D) permit the other Party to review in advance any proposed written communications of any nature with a Governmental Authority in respect of the CFIUS Approval, and provide the other Party with final copies thereof except in respect of competitively or commercially sensitive information, which competitively and/or commercially sensitive information will be redacted from the draft written communications to be shared with the other Party and will be provided (on an unredacted basis) only to the external legal counsel or external expert of the other Party and shall not be shared by such counsel or expert with any other Person; and (E) not participate in any meeting or discussion (whether in person, by phone or otherwise) with a Governmental Authority in respect of the CFIUS Approval unless it consults with the other Party in advance and gives the other Party the reasonable opportunity to attend and participate thereat. Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information;

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(iv)	in order to permit and cause the Effective Time to occur as soon as possible and prior to the Outside Date, each of the Purchaser and the Company shall use its commercially reasonable efforts to, or cause to be done, all commercially reasonable things necessary, proper or advisable to obtain the CFIUS Approval prior to the Outside Date; provided, however, that nothing in this Section 4.7(e)(iv) will require, or be construed to require the Purchaser to agree to (A) sell, hold, or divest, before or after the Effective Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective affiliates, or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests;

(f)	for greater certainty, notwithstanding anything contrary in this Section 4.7, in no event will Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent or mitigation agreement, to make any divestiture, to accept any operational restriction, or take any other action with respect to obtaining approval under the HSR Act (if required) or to obtaining CFIUS Approval;

(g)	each of the Purchaser and the Company will share equally and pay the filing fees associated with obtaining any approvals required under the HSR Act (if required) and Section 721; and

4.8	Resignations of Board and Senior Management

(a)	Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, all directors and officers of the Company and its subsidiaries to provide resignations as at the Effective Time on the Closing Date, which resignations shall become effective immediately following the acquisition by the Purchaser of all of the shares of Company Stock pursuant to the Merger.

(b)	The Purchaser agrees that it, its subsidiaries and any successor to the Company (including any Surviving Corporation) shall honour and comply with the terms of all of the severance payment obligations of the Company or its subsidiaries under the existing employment, consulting, change of control, and severance agreements of the Company or its subsidiaries properly disclosed to the Purchaser in Schedule 4.8(c) of the Company Disclosure Letter.

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4.9	Indemnification and Insurance

(a)	The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company or any of its subsidiaries (each such present or former director or officer of the Company or any of its subsidiaries being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which the Company is a party and in effect as of the date hereof, as listed in the Company Disclosure Letter, and copies of which are included in the Company Diligence Information, will:

(i)	survive, and continue in full force and effect following, the completion of the transaction contemplated by this Agreement; and

(ii)	shall not be modified by such completion,

and the Company and any successor to the Company (including any Surviving Corporation) shall continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six (6) years following the Closing Date, subject to the receipt by the successor to the Company (including any Surviving Corporation) of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld).

(b)	Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance providing coverage for a period of six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occur on or prior to the Closing Date, provided that the total cost of such run-off directors’ and officers’ liability insurance shall not exceed 300% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by the Company and its subsidiaries, as disclosed to the Purchaser before the date of this Agreement.

4.10	Intentionally Omitted.

4.11	Control of Business

Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of its subsidiaries’ respective operations. Prior to the Effective Time, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of its subsidiaries’ respective operations.

4.12	Tax Treatment of the Merger

For U.S. federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

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Article 5

ADDITIONAL AGREEMENTS

5.1	Company Acquisition Proposals

(a)	Except permitted in this Article 5, from and after the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, the Company and its subsidiaries shall not, directly or indirectly, and the Company shall not authorize or permit its Representatives to:

(i)	directly or indirectly, make, initiate, solicit or knowingly encourage (including by way of furnishing or affording access to information or any site visit), or otherwise take any other action that knowingly facilitates, directly or indirectly, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, a Company Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any substantive discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person that is seeking to make, or has made (other than the Purchaser and its subsidiaries) a Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal; provided, however, that the Company or its Representatives may communicate with such person for the sole purpose of clarifying such Acquisition Proposal, advising such person that the terms of such Acquisition Proposal do not constitute or are not reasonably likely to result in a Company Superior Proposal or advising such person of the terms of this Section 5.1;

(iii)	make or propose publicly to make a Company Change of Recommendation; or

(iv)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.1(d)).

(b)	The Company and its Representatives will, and will cause its subsidiaries and their Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any person (other than the Purchaser and its Representatives) with respect to any Company Acquisition Proposal or inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, and immediately discontinue access of any such person to any confidential information concerning the Company and its subsidiaries, including access to any data room, virtual or otherwise. In addition, the Company shall use its commercially reasonable efforts to cause any such person (and its agents and advisors) in possession of any confidential information concerning the Company and its subsidiaries that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

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(c)	With respect to any Company Acquisition Proposal received after the date hereof, or inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, the Company will:

(i)	promptly (and, in any event, within twenty-four (24) hours) notify the Purchaser, either in writing or orally (with subsequent written notice), of:

(A)	any Company Acquisition Proposal (whether or not in writing); and

(B)	any inquiry, proposal, offer or request (or any substantive amendment or supplement thereto), whether or not in writing, relating to a Company Acquisition Proposal or any request for discussions or negotiations or other communications relating to or that could reasonably be expected to lead to a Company Acquisition Proposal; and

(C)	any request in connection with, or that could reasonably be expected to result in, a Company Acquisition Proposal received by the Company or any of its subsidiaries or any of their Representatives for:

(I)	non-public information relating to the Company (or any of its subsidiaries); or

(II)	access to properties, books, records or the provision of a list of securityholders of the Company (or any of its subsidiaries) by any person;

(ii)	include in the written notification contemplated in Section 5.1(c)(i):

(A)	a copy of the Company Acquisition Proposal, inquiry, proposal, offer or request and any substantive amendments thereto;

(B)	a description of its material terms and conditions if the Company Acquisition Proposal, inquiry, proposal, offer or request is not written;

(C)	the identity of all persons making such Company Acquisition Proposal, inquiry, proposal, offer or request; and

(D)	a summary of all material related communications;

(iii)	promptly provide to the Purchaser such other information concerning such Company Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request; and

(iv)	promptly inform the Purchaser of the status and material details (including all substantive amendments, changes or other modifications) of any such Company Acquisition Proposal, inquiry, proposal, offer or request.

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(d)	Notwithstanding anything to the contrary contained in Section 5.1(a), if the Company receives a bona fide written Company Acquisition Proposal from any person after the date hereof and prior to the Company Meeting that did not result from a breach of this Section 5.1, and subject to the Company’s compliance with Section 5.1(c), the Company and its Representatives may contact such person to clarify the terms and conditions of such Company Acquisition Proposal so as to determine whether such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal, furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, allow such person to conduct a reasonable due diligence investigation of the Company and participate in discussions or negotiations regarding such Company Acquisition Proposal, if and only if:

(i)	prior to any such contacting, furnishing or participation described above, the Company Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal is or is reasonably likely to result in a Company Superior Proposal and that the failure to participate in discussions or negotiations with the person making such Company Acquisition Proposal or to provide them with such information would be reasonably likely to cause a breach of its fiduciary duties;

(ii)	the Company has been, and continues to be, in compliance in all material respects with its obligations under this Article 5; and

(iii)	prior to or concurrently with providing any such copies, access, or disclosure, the Company:

(A)	enters into and provides a copy of an Acceptable Confidentiality Agreement to the Purchaser promptly (and in any event within twenty-four (24) hours thereafter) upon its execution; and

(B)	contemporaneously provides to the Purchaser access to all information provided to such person to the extent not previously provided to the Purchaser.

(e)	If the Company receives a bona fide Company Acquisition Proposal that is a Company Superior Proposal from any person after the date hereof and prior to the Company Meeting, then the Company Board may, prior to the Company Meeting, make a Company Change of Recommendation relating to such Company Superior Proposal and/or approve or recommend such Company Superior Proposal and/or enter into an Acquisition Agreement with respect to such Company Superior Proposal if and only if:

(i)	the Company did not breach this Section 5.1 in any material respect in connection with the preparation or making of such Company Acquisition Proposal and the Company has been and continues to be in compliance in all material respect with this Section 5.1;

(ii)	the Company has given written notice to the Purchaser that it has received such Company Superior Proposal and that the Company Board has determined that:

(A)	such Company Acquisition Proposal constitutes a Company Superior Proposal; and

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(B)	the Company Board intends to:

(I)	make a Company Change of Recommendation with respect to the Company Superior Proposal; and/or

(II)	enter into an Acquisition Agreement with respect to such Company Superior Proposal,

in each case, promptly following the making of such determination;

(iii)	the Company has provided the Purchaser with a copy of the proposed definitive Acquisition Agreement:

(iv)	a period of at least five (5) full Business Days (such period being the “Superior Proposal Notice Period”) has elapsed from the later of:

(A)	the date the Purchaser received the notice from the Company referred to in Section 5.1(c)(i); and

(B)	the date on which the Purchaser received the materials set out in Section 5.1(c)(ii);

(v)	during any Superior Proposal Notice Period, the Purchaser has been provided with the right to propose to amend the terms of this Agreement and the Merger in order for such Company Acquisition Proposal to cease to be a Company Superior Proposal;

(vi)	after the Superior Proposal Notice Period, the Company Board has determined, after consultation with its outside legal counsel and financial advisors, and otherwise in accordance with Section 5.1(f), and advised the Purchaser in writing that:

(A)	such Company Acquisition Proposal remains a Company Superior Proposal compared to the Merger as proposed to be amended by the Purchaser; and

(B)	the failure by the Company Board to recommend that the Company enter into the Acquisition Agreement with respect to such Company Superior Proposal would be reasonably likely to cause a breach of its fiduciary duties;

(vii)	the Company concurrently terminates this Agreement pursuant to Section 6.1(d)(v); and

(viii)	the Company has previously, or concurrently has, paid to the Purchaser the Company Termination Fee.

(f)	During the Superior Proposal Notice Period:

(i)	the Company Board will review promptly, diligently and in good faith any offer made by the Purchaser to amend the terms of this Agreement and the Merger in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal;

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(ii)	if the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by the Purchaser, then the Company will:

(A)	forthwith so advise the Purchaser; and

(B)	promptly thereafter accept the offer by the Purchaser to amend the terms of this Agreement, and the Merger,

and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing; and

(iii)	if the Company Board:

(A)	continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal; and

(B)	therefore rejects the Purchaser’s offer to amend this Agreement and the Merger, if any,

then the Company may, subject to compliance with the other provisions hereof, terminate this Agreement, in accordance with Section 6.1(d)(v), and enter into an Acquisition Agreement in respect of such Superior Proposal.

(g)	Each successive modification of the financial terms or other material aspects of any Superior Proposal shall:

(i)	constitute a new Superior Proposal for the purposes of Section 5.1(g); and

(ii)	require a new two (2) full Business Day Superior Proposal Notice Period from the date on which the Purchaser received the notice from the Company referred to in Section 5.1(c)(i).

(h)	Unless otherwise directed by the Purchaser, the Company Board shall reaffirm its recommendation in favour of the Merger by news release promptly after:

(i)	the Company Board has determined that any Company Acquisition Proposal is not a Company Superior Proposal, if the Company Acquisition Proposal has been publicly announced or made; or

(ii)	the Company Board makes the determination referred to in Section 5.1(f) that a Company Acquisition Proposal that has been publicly announced or made and which previously constituted a Company Superior Proposal has ceased to be a Company Superior Proposal.

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(i)	The Company and/or any of its subsidiaries will not become a party to any Contract with any person subsequent to the date hereof that limits or prohibits the Company from providing:

(i)	or making available to the Purchaser and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in this Section 5.1; or

(ii)	the Purchaser and its affiliates and Representatives with any other information required to be given to it by the Company under this Section 5.1.

(j)	Nothing in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof, from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal or an Intervening Event, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the U.S. Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the U.S. Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that (i) any such disclosure (other than (x) issuing a “stop, look and listen” statement in accordance with the Exchange Act pending disclosure of its position thereunder (or any similar communications to the stockholders of the Company) or (y) an express rejection of any Acquisition Proposal or a reaffirmation of the Company Recommendation) shall be deemed to be a Company Change of Recommendation, unless the Company Board expressly and publicly reaffirms the Company Recommendation within five (5) Business Days following any request by Purchaser for such reaffirmation, and (ii) the Company Board or any committee thereof shall not make or resolve to make a Company Change of Recommendation except in the circumstances contemplated in Section 5.1(f)(iii) or Section 5.1(l).

(k)	The Company shall ensure that its subsidiaries and each of the respective Representatives, directors and officers of the Company and its subsidiaries are aware of and instructed to comply with the provisions of this Section 5.1.

(l)	Notwithstanding anything to contrary in this Agreement, at any time prior to the Company Meeting, the Company Board (or a duly authorized committee thereof) may, in response to an Intervening Event, make a Company Change of Recommendation if the Company Board has determined in good faith, after consultation with its legal counsel, that failure to make a Company Change of Recommendation in response to such Intervening Event would reasonably be expected to cause a breach of its fiduciary duties and (i) the Company has provided to the Purchaser at least five (5) Business Days’ prior notice of its intent to take such action, which notice shall provide a reasonably detailed description of the Intervening Event (such notice being referred to herein as an “Intervening Event Notice”) (it being understood and agreed that any such Intervening Event Notice shall not in itself be deemed an Company Change of Recommendation); (ii) if requested to do so by the Purchaser, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with the Purchaser during the five (5) Business Day period following the Purchaser’s receipt of the Intervening Event Notice (such period, an “Intervening Event Notice Period”), any changes or modifications to the terms of this Agreement that the Purchaser proposes to make; and (iii) at the end of such Intervening Event Notice Period, the Company Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its legal counsel and taking into account any changes or modifications to the terms of this Agreement proposed by the Purchaser to the Company in a written, binding and irrevocable offer, that failure to make a Company Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

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5.2	Company Termination Fee

(a)	“Company Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated by the Company or the Purchaser pursuant to Section 6.1(b)(i) [Occurrence of Outside Date], Section 6.1(b)(ii) [Merger Resolution Not Approved by Company Common Stockholders] or Section 6.1(c)(iii) [Company General Breach], and:

(A)	prior to such termination, either:

(I)	a Company Acquisition Proposal is made, publicly announced or otherwise publicly disclosed by any person (other than the Purchaser or any of its affiliates) and was not withdrawn before the Company Meeting; or

(II)	any person (other than the Purchaser or any of its affiliates) shall have publicly announced and not withdrawn an intention to make a Company Acquisition Proposal;

and

(B)	within 365 days following the date of such termination:

(I)	a Company Acquisition Proposal is consummated with any person; or

(II)	the Company or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of a Company Acquisition Proposal with any person and such Acquisition Proposal is subsequently consummated at any time thereafter, provided, however, that for the purposes of this Section 5.2(a)(i) all references to “20% or more” in the definition of Acquisition Proposal shall be changed to “50% or more”;

(ii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(i) [Company Change of Recommendation] or Section 6.1(c)(ii)(B) [Company Breach of No-Shop or Related Matters]; or

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(iii)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(v) [Company Superior Proposal].

(b)	In the case of the occurrence of a Company Termination Fee Event referred to in:

(i)	Section 5.2(a)(i), on or prior to the earlier of:

(A)	completion of; or

(B)	entry into,

an Acquisition Agreement in respect of the applicable Company Acquisition Proposal;

(ii)	Section 5.2(a)(ii) within one (1) Business Day following termination of this Agreement; or

(iii)	Section 5.2(a)(iii), prior to or concurrent with termination of this Agreement,

the Company shall pay to the Purchaser a termination fee of $4.0 million (the “Company Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser.

(c)	Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of the Purchaser’s rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and the Company irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(d)	The Parties agree that in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 5.2, the Company Termination Fee shall be the Purchaser’s and Acquireco’s sole and exclusive remedy for monetary damages under this Agreement, provided, however, that:

(i)	nothing contained in this Section 5.2, and no payment of any such amount, shall relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by the Purchaser as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful misconduct in connection with this Agreement;

(ii)	nothing contained in this Section 5.2 shall preclude the Purchaser from seeking:

(A)	injunctive relief in accordance with Section 8.18 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement; or

(B)	specific performance of any of the acts, covenants or agreements set forth in this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith; and

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(iii)	nothing contained in this Section 5.2 shall modify the Company’s obligation to pay the Purchaser for its reasonable, documented, out-of-pocket expenses incurred in connection with the Transaction in accordance with Section 5.5.

5.3	Reserved.

5.4	Other Expenses

Each Party will pay:

(a)	its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement; and

(b)	any other costs, fees and expenses whatsoever and howsoever incurred;

and will indemnify and save harmless the other Party from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder, provided, however, that Purchaser and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act, Section 721 or any other Antitrust Laws in connection with the consummation of the transactions contemplated by this Agreement (if applicable); and provided further, (i) in the event the Company terminates this Agreement pursuant to Section 6.1(b)(iv), the Purchaser shall promptly pay to the Company the amount of the Company’s reasonable, documented, out-of-pocket fees and expenses incurred in furtherance of the Transaction, subject to a maximum of $600,000, and (ii) in the event the Purchaser terminates this Agreement pursuant to Section 6.1(b)(ii) or Section 6.1(b)(iii), the Company shall promptly pay to the Purchaser the amount of the Purchaser’s reasonable, documented, out-of-pocket fees and expenses incurred in furtherance of the Transaction, subject to a maximum of $600,000, (which amount shall be creditable against any Company Termination Fee payable pursuant to Section 5.2(a)(i)).

Article 6

TERMINATION

6.1	Termination

(a)	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)	Termination by Either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time, if:

(i)	the Effective Time does not occur on or before the Outside Date, provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfil any of its covenants or obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	the Company Meeting is held and the Merger Resolution is not approved by the Company Common Stockholders in accordance with applicable Laws;

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(iii)	the Company Meeting is held and the Merger Resolution is not approved by the Company Preferred Stockholders in accordance with applicable Laws; or

(iv)	the Purchaser Meeting is held and the Purchaser Meeting Resolution is not approved by the Purchaser Shareholders in accordance with applicable Laws;

(v)	any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the Merger or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, provided that the right to terminate this Agreement under this Section 6.1(b)(iv) shall not be available to any Party unless such Party has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Merger.

(c)	Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:

(i)	the Company Board or any committee thereof:

(A)	fails to publicly make the Company Recommendation in the Company Proxy Statement;

(B)	withdraws, modifies, qualifies or changes, in a manner adverse to the Purchaser, the Company Recommendation;

(C)	fails to reaffirm the Company Recommendation as contemplated by Section 5.1(h);

(D)	accepts, approves, endorses or recommends any Company Acquisition Proposal; or

(E)	publicly proposes or announces its intention to do any of the foregoing (each of the foregoing a “Company Change of Recommendation”);

(ii)	the Company:

(A)	enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(d)); or

(B)	breaches any of its material obligations or material covenants set forth in Section 5.1;

(iii)	subject to compliance with Section 6.3, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied by the Outside Date, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; or

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(iv)	a Company Material Adverse Effect has occurred and is continuing.

(d)	Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if:

(i)	[omitted];

(ii)	[omitted];

(iii)	subject to compliance with Section 6.3, if the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied.

(iv)	a Purchaser Material Adverse Effect has occurred and is continuing; or

(v)	at any time prior to the approval of the Merger Resolution, if the Company Board approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Company Superior Proposal in accordance with Section 5.1(f), subject to the Company:

(A)	complying with the terms of Section 5.1; and

(B)	paying the Company Termination Fee.

6.2	Void upon Termination

(a)	If this Agreement is terminated pursuant to Section 6.1, then:

(i)	this Agreement shall become void and of no force and effect; and

(ii)	no Party will have any liability or further obligation to the other Party hereunder,

except that the provisions of this Section 6.2, Section 5.2, Section 5.4 and Article 8 (other than Section 8.6 and Section 8.11) shall survive any termination hereof pursuant to Section 6.1.

(b)	Neither:

(i)	the termination of this Agreement; nor

(ii)	anything contained in Section 5.2 or this Section 6.2,

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will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination hereof pursuant to Section 6.1.

6.3	Notice and Cure Provisions

(a)	If any Party determines, at any time prior to the Effective Time, that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, then such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.

(b)	Neither the Company nor the Purchaser may:

(i)	elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof; or

(ii)	exercise any termination right arising therefrom,

and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party.

(c)	The notice required pursuant to Section 6.3(b) must specify, in reasonable detail all breaches of:

(i)	covenants;

(ii)	representations and warranties; or

(iii)	other matters,

which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.

(d)	If any notice required pursuant to Section 6.3(b) is duly given, then provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the:

(i)	Outside Date; and

(ii)	date of expiration of a period of 15 Business Days from such notice.

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(e)	If notice required pursuant to Section 6.3(b) is duly given prior to the date of the Company Meeting or the Purchaser Meeting, then such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

Article 7

CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Merger are subject to the satisfaction, or mutual waiver by the Parties, on or before the Closing Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a)	the Merger Resolution has been approved by the Company Common Stockholders and Company Preferred Stockholders at the Company Meeting, in accordance with the applicable Laws;

(b)	the Purchaser Meeting Resolution has been approved by the Purchaser Stockholders at the Purchaser Meeting, in accordance with the applicable Laws;

(c)	all necessary filings pursuant to the HSR Act (if required) shall have been made and all applicable waiting periods thereunder shall have expired or been terminated, and CFIUS Approval shall have been obtained;

(d)	the Form F-4 shall have become effective under the U.S. Securities Act and shall not be the subject of any stop order;

(e)	the Purchaser Shares issuable as Common Stock Consideration and the Purchaser Shares issuable upon conversion of the Purchaser Preferred Shares issuable as Preferred Stock Consideration pursuant to this Agreement shall have been (i) conditionally approved for listing and posting for trading on the TSX and (ii) approved for listing and posting for trading on the NYSE American, subject only to satisfaction of the standard listing conditions, including notice of issuance;

(f)	there shall be in effect no Law or Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Merger, and no litigation instituted by any Governmental Authority seeking to prohibit the consummation of the Merger shall be pending, and

(g)	no:

(i)	Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied; or

(ii)	proceeding shall have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent),

that makes the Merger illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Merger.

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7.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Merger will be subject to the satisfaction, or waiver by the Company, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)	the Purchaser and Acquireco shall have complied in all material respects with their obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing;

(b)	(i) the representations and warranties of the Purchaser and Acquireco in Section 3.2 and Schedule F, other than the representations and warranties in Sections 1.1, 1.2, 1.3, 1.12 and 1.13 of Schedule F, shall be true and correct (disregarding for this purpose all materiality or Purchaser Material Adverse Effect qualifications contained therein) at and as of Closing Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date) except for breaches of representations and warranties which have not and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; (ii) the representations and warranties in Section 1.1, 1.3, 1.12 and 1.13 of Schedule F shall be true and correct in all respects at and as of the Closing Date as if made on and as of such date (not disregarding for this purpose any materiality or Purchaser Material Adverse Effect qualifications contained therein, and except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), and (iii) the representations and warranties in Section 1.2 (Capital Structure) of Schedule F shall be true and correct in all material respects at and as of the Closing Date as if made on and as of such date (not disregarding for this purpose any materiality or Purchaser Material Adverse Effect qualifications contained therein, and except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date);

(c)	the Purchaser has complied with its obligations under Section 2.14 and the Depositary shall have confirmed receipt of the Merger Consideration;

(d)	the Company shall have received a certificate of the Purchaser and Acquireco:

(i)	signed by a senior officer of each company; and

(ii)	dated the Closing Date,

certifying that the conditions set out in Section 7.2(a) and Section 7.2(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)	the Company shall have received a certificate of each of the Purchaser and Acquireco:

(i)	signed by a senior officer of the applicable company; and

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(ii)	dated the Closing Date,

and certifying that appended thereto are:

(iii)	true and complete copies of the Charter Documents of the applicable company, including their respective notice of articles, articles, articles of incorporation, bylaws or equivalent,

(iv)	certificates of good standing (or equivalent) issued by the relevant corporate registry or secretary of state confirming the existence and good standing of the applicable company as of a date no earlier than two Business Days prior to the Closing Date,

(v)	certified copies of resolutions of the Board of Directors of the applicable company approving the entering into of the Agreement and the consummation of the transactions contemplated hereby, and

(vi)	a certificate of incumbency of the applicable company;

(f)	there has not occurred, prior to the Effective Time:

(i)	a Purchaser Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that would reasonably be expected to have a Purchaser Material Adverse Effect; and

(g)	an individual designated by the Company (and reasonably acceptable to the Purchaser Board), will have been appointed to the Purchaser Board to be effective immediately after the Effective Time.

7.3	Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser and Acquireco to complete the Merger will be subject to the satisfaction, or waiver by the Purchaser, on or before the Closing Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser may have:

(a)	the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Closing;

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(b)	(i) the representations and warranties of the Company in Section 3.1 and Schedule E, other than the representations and warranties in Sections 1.1(a), 1.1(b), 1.1(d), 1.2 and 1.3 and 1.27 of Schedule E, shall be true and correct (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) at and as of Closing Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date) except for breaches of representations and warranties which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties in Section 1.1(a), 1.1(b), 1.1(d), 1.3 and 1.27 of Schedule E shall be true and correct in all respects at and as of the Closing Date as if made on and as of such date (not disregarding for this purpose any materiality or Company Material Adverse Effect qualifications contained therein, and except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date), and (iii) the representations and warranties in Section 1.2 (Capital Structure) of Schedule E shall be true and correct in all material respects at and as of the Closing Date as if made on and as of such date (not disregarding for this purpose any materiality or Company Material Adverse Effect qualifications contained therein, and except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date);

(c)	each of the Company Significant Shareholders will have entered into a Support Agreement with the Purchaser, none of such Company Significant Shareholder Support Agreements will have been terminated and none of the Company Significant Shareholders will have breached, in any material respect, any of the representations, warranties and covenants thereof;

(d)	each of the Directors and Named Executive Officers of the Company will have entered into a Company Support Agreement with the Purchaser, none of such Company Support Agreements will have been terminated and none of the Directors and Named Executive Officers of the Company will have breached, in any material respect, any of the representations, warranties and covenants thereof;

(e)	the Company Common Stock remains “regularly traded” on an established securities market within the meaning of Section 897 of the Code and Treasury Regulation Section 1.897-9T(d);

(f)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Closing Date,

certifying that the conditions set out in Section 7.3(a) and Section 7.3(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(g)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Closing Date,

and certifying that appended thereto are:

(iii)	true and complete copies of the Charter Documents of each of the Company and its subsidiaries, including their respective notice of articles, articles, articles of incorporation, bylaws or equivalent,

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(iv)	certificates of good standing (or equivalent) issued by the relevant corporate registry or secretary of state confirming the existence and good standing of each of the Company and its subsidiaries as of a date no earlier than two Business Days prior to the Closing Date,

(v)	certified copies of resolutions of the Board of Directors approving the entering into of the Agreement and the consummation of the transactions contemplated hereby, and

(vi)	a certificate of incumbency of the Company;

(h)	payments to the Company Board Financial Advisor shall have been made by the Company in accordance with the terms of the engagement letters disclosed to the Purchaser in the Data Room Information and the Company shall have provided evidence of payment in such amounts as set forth in the engagement letters and no greater amount has been paid or is owed to the Company Board Financial Advisor; and

(i)	there has not occurred, prior to the Effective Time:

(i)	a Company Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect.

Article 8

GENERAL

8.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(a)	if to the Purchaser or Acquireco as follows:

Americas Silver Corporation

145 King Street West Suite 2870

Toronto, ON M5H 1J8

Attention:	Darren Blasutti
Facsimile No.:	1 (866) 401-3069
E-mail:	dblasutti@americassilvercorp.com

with a copy (which will not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street West Suite 4000

Toronto, ON M5L 1A9

Attention:	Michael Hickey
Facsimile No.:	(416) 863-2653
E-mail:	michael.hickey@blakes.com

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and a copy (which will not constitute notice) to:

Troutman Sanders LLP

401 9th Street, N. W. Suite 1000

Washington, D.C. 20004

Attention:	Thomas M. Rose
Facsimile No.:	(757) 687-1529
E-mail:	thomas.rose@troutman.com

if to the Company:

Pershing Gold Corporation

1658 Cole Blvd., Bldg 6

Suite 210

Lakewood, CO 80401

Attention:	Stephen Alfers
Facsimile No.:	(720) 974-7249
E-mail:	salfers@pershinggold.com

with a copy (which will not constitute notice) to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention:	Brian Boonstra
Facsimile No.:	303 893 1379
E-mail:	brian.boonstra@dgslaw.com

or to such other persons, addresses or facsimile numbers as may be designated in writing by the person entitled to receive such communication as provided above.

8.2	Notices deemed given

Any demand, notice or other communication given pursuant to Section 8.1 will be taken to be duly given, in the case of delivery by:

(a)	hand, when delivered;

(b)	facsimile, on receipt by the sender of a transmission control report from the despatching machine showing the:

(i)	relevant number of pages;

(ii)	correct destination fax machine number or name of the recipient; and

(iii)	the transmission has been made without error;

and

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(c)	email, on receipt by the sender of an email message from the recipient, specifically acknowledging receipt, such acknowledgement being in a form that is not automatically generated, but if the result is that a demand, notice or other communication would be taken to be given or made on a day that is not a Business Day or the demand, notice or other communication is delivered later than 4:00 pm (local time of the recipient), then it will be taken to have been duly given or made at the commencement of business on the next Business Day.

8.3	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.4	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

8.5	Third Party Beneficiaries

(a)	Except as provided in Section 4.9(a), which, without limiting its terms, is intended as stipulations for the benefit of the Indemnified Parties, the Parties intend that:

(i)	this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties; and

(ii)	no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(b)	Despite the foregoing, the Parties acknowledge to each of the Indemnified Parties their direct rights against the applicable Party under Section 4.9(a), which are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

8.6	Time of Essence

Time is of the essence of this Agreement.

8.7	Public Announcements

(a)	Except as described in this Agreement, no Party shall issue any news release or otherwise make written public statements with respect to the Merger or this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)	Neither the Party shall make any filing with any Governmental Authority with respect to the Merger or the transactions contemplated hereby without prior consultation with the other, provided, however, that:

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(i)	the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws; and

(ii)	the Party making the disclosure shall use commercially reasonable efforts to:

(A)	give prior oral or written notice to the other Party; and

(B)	reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing),

and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing.

(c)	Except as otherwise required by Section 5.1, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any news release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Company Change of Recommendation.

(d)	The Parties acknowledge that this Agreement may be filed under such Party’s profile on SEDAR and on EDGAR without any further notice to any of them.

8.8	Anti-Takeover Statutes

Assuming the accuracy of the representations and warranties of the Purchaser and Acquireco set forth in Section 1.12 of Schedule F: (a) the Company Board has taken all action necessary to render inapplicable NRS 78.378 – 78.3793 and NRS 78.438 – 78.444 as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Company Support Agreement and Company Significant Shareholder Support Agreement, and (b) no other “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Purchaser, the Acquireco, the Company, the Merger, or any other transaction contemplated by this Agreement.

8.9	Section 16 Matters

Prior to the Effective Time, the Company, the Purchaser, and Acquireco shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act any dispositions of shares of Company Common Stock or Company Preferred Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act with respect to the Company immediately prior to the Effective Time.

8.10	Governing Law; Attornment

(a)	This Agreement shall be governed by and construed in accordance with, including as to validity, interpretation and effect, the internal Laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

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(b)	Each of the Parties hereby:

(i)	irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the State of Nevada, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the relevant federal court;

(ii)	agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof;

(iii)	irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforementioned courts;

(iv)	irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (X) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.10; (Y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (Z) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.11	Entire Agreement

(a)	This Agreement constitutes, together with the Confidentiality Agreement and the Loan Agreement, the entire agreement between the Parties with respect to the subject matter thereof.

(b)	There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement, the Confidentiality Agreement and the Loan Agreement.

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8.12	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended or supplemented in any and all respects, by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Company Stockholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the:

(i)	conditions precedent referred to in Article 7; or

(ii)	any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Company Stockholders under the Merger without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Merger as may be required by the Court.

8.13	Waiver and Modifications

(a)	At any time prior to the Effective Time, any Party may:

(i)	waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto;

(ii)	extend the time for the performance of any of the obligations or acts of the other Parties;

(iii)	unless prohibited by applicable Law, waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto; or

(iv)	unless prohibited by applicable Law, waive the fulfillment of any condition to its own obligations contained herein.

(b)	No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless:

(i)	made in writing; and

(ii)	signed by the Party or Parties purporting to give the same,

and, unless otherwise provided, will be limited to the specific breach or condition waived.

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(c)	The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

(d)	No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.

(e)	No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.14	Severability

If any term or provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, that term or provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would prevent or significantly impede or materially delay the completion of the Merger.

8.15	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that:

(a)	they and their respective counsel have reviewed and negotiated this Agreement;

(b)	the Parties have adopted this Agreement as the joint agreement and understanding of the Parties;

(c)	the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent;

(d)	the Parties waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document; and

(e)	no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.16	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing Date reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquireco, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Acquireco, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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8.17	Remedies

Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.18	Injunctive Relief

Subject to Section 5.2(d), the Parties agree that irreparable harm would occur if any of the provisions of this Agreement:

(a)	are not performed in accordance with their specific terms; or

(b)	are otherwise breached,

for which money damages would not be an adequate remedy at law and accordingly agree that, in addition to any other remedy to which a Party may be entitled at law or in equity, a Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.19	No Personal Liability

(a)	No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Merger on behalf of the Purchaser.

(b)	No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Merger on behalf of the Company.

8.20	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.20.

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8.21	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other Parties.

[Remainder of page has been left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAS SILVER CORPORATION

By:	/s/ Darren Blasutti
	Name:	Darren Blasutti
	Title:	President and CEO

R MERGER SUB, INC.

By:	/s/ Darren Blasutti
	Name:	Darren Blasutti
	Title:	Director

[Signature page to Agreement and Plan of Merger]

PERSHING GOLD CORPORATION

By:	/s/ Stephen D. Alfers
	Name:	Stephen D. Alfers
	Title:	President and CEO

[Signature page to Agreement and Plan of Merger]